EXHIBIT 2.1



                    STOCK PURCHASE AGREEMENT

                             Between


                          VALVECO INC.

                            As Buyer


                               and


                      THV ACQUISITION CORP.

                            As Seller



                  Dated as of October __, 1995
                        TABLE OF CONTENTS
                                                             Page

ARTICLE I  PURCHASE AND SALE; CLOSING. . . . . . . . . . . . . .1
     SECTION 1.1         Purchase and Sale of Shares . . . . . .1
     SECTION 1.2         Consideration . . . . . . . . . . . . .1
     SECTION 1.3         Payment . . . . . . . . . . . . . . . .2
     SECTION 1.4         Closing . . . . . . . . . . . . . . . .2

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . .3
     SECTION 2.1         Status of the Shares. . . . . . . . . .3
     SECTION 2.2         Title to Shares . . . . . . . . . . . .3
     SECTION 2.3         Binding Nature of Agreements. . . . . .3
     SECTION 2.4         No Conflicts; Consents. . . . . . . . .4
     SECTION 2.5         Corporate Existence and Power;
                         Subsidiaries. . . . . . . . . . . . . .4
     SECTION 2.6         Charter Documents and Corporate
                         Records . . . . . . . . . . . . . . . .4
     SECTION 2.7         Capitalization. . . . . . . . . . . . .4
     SECTION 2.8         Financial Condition . . . . . . . . . .5
     SECTION 2.9         Finders; Fees . . . . . . . . . . . . .6
     SECTION 2.10        Certain Approvals of the
                         Contemplated Transactions . . . . . . .6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . .7
     SECTION 3.1         Binding Nature of Agreements. . . . . .7
     SECTION 3.2         No Conflicts; Consents. . . . . . . . .7
     SECTION 3.3         Corporate Existence and Power . . . . .7
     SECTION 3.4         Acquisition for Investment. . . . . . .8
     SECTION 3.5         Commitments . . . . . . . . . . . . . .8
     SECTION 3.6         HSR Matters . . . . . . . . . . . . . .8
     SECTION 3.7         Due Diligence Investigation . . . . . .8
     SECTION 3.8         Finders; Fees . . . . . . . . . . . . .8

ARTICLE IV  COVENANTS AND AGREEMENTS . . . . . . . . . . . . . .8
     SECTION 4.1         Conduct of Business; Certain
                         Restrictions. . . . . . . . . . . . . .8
     SECTION 4.2         Corporate Examinations and
                         Investigations. . . . . . . . . . . . 10
     SECTION 4.3         Additional Financial Statements . . . 11
     SECTION 4.4         Efforts to Consummate . . . . . . . . 11
     SECTION 4.5         Negotiations with Others. . . . . . . 11
     SECTION 4.6         Notices of Certain Events . . . . . . 12
     SECTION 4.7         Public Announcements. . . . . . . . . 12
     SECTION 4.8         Confidentiality . . . . . . . . . . . 13
     SECTION 4.9         Expenses. . . . . . . . . . . . . . . 13
     SECTION 4.10        Restrictive Covenants.  . . . . . . . 13
     SECTION 4.11        Books and Records . . . . . . . . . . 14
     SECTION 4.12        Inter-Company Relationships;
                         Certain Obligations of Buyer. . . . . 14
     SECTION 4.13        Employee Benefit Plans. . . . . . . . 17
     SECTION 4.14        Actions Relating to Approval of
                         Contemplated Transactions . . . . . . 17
     SECTION 4.15        Actions Relating to Portion of the
                         Funded Debt and
                         the Lender Warrants . . . . . . . . . 18

ARTICLE V  CONDITIONS TO CLOSING . . . . . . . . . . . . . . . 19
     SECTION 5.1         Conditions to the Obligations of
                         Seller and Buyer. . . . . . . . . . . 19
     SECTION 5.2         Conditions to the Obligations of
                         Seller. . . . . . . . . . . . . . . . 20
     SECTION 5.3         Conditions to the Obligations of
                         Buyer . . . . . . . . . . . . . . . . 22

ARTICLE VI  INDEMNIFICATION. . . . . . . . . . . . . . . . . . 27
     SECTION 6.1         Survival of Representations,
                         Warranties and Covenants. . . . . . . 27
     SECTION 6.2         Obligation of Seller to Indemnify . . 28
     SECTION 6.3         Obligation of Buyer to Indemnify. . . 28
     SECTION 6.4         Notice and Opportunity to Defend
                         Third Party Claims. . . . . . . . . . 29
     SECTION 6.5         Limits on Indemnification . . . . . . 30
     SECTION 6.6         Adjustment. . . . . . . . . . . . . . 30

ARTICLE VII  TERMINATION . . . . . . . . . . . . . . . . . . . 31
     SECTION 7.1         Termination . . . . . . . . . . . . . 31
     SECTION 7.2         Effect of Termination; Right to
                         Proceed . . . . . . . . . . . . . . . 31

ARTICLE VIII  MISCELLANEOUS. . . . . . . . . . . . . . . . . . 32
     SECTION 8.1         Notices . . . . . . . . . . . . . . . 32
     SECTION 8.2         Entire Agreement. . . . . . . . . . . 33
     SECTION 8.3         Waivers and Amendments;
                         NonContractual Remedies;
                         Preservation of Remedies. . . . . . . 33
     SECTION 8.4         Governing Law . . . . . . . . . . . . 34
     SECTION 8.5         Consent to Jurisdiction and Service
                         of Process. . . . . . . . . . . . . . 34
     SECTION 8.6         Designated Buyer. . . . . . . . . . . 34
     SECTION 8.7         Binding Effect; No Assignment . . . . 34
     SECTION 8.8         Exhibits. . . . . . . . . . . . . . . 34
     SECTION 8.9         Severability. . . . . . . . . . . . . 34
     SECTION 8.10        Counterparts. . . . . . . . . . . . . 34

ARTICLE IX  DEFINITIONS. . . . . . . . . . . . . . . . . . . . 35
     SECTION 9.1         Definitions . . . . . . . . . . . . . 35
     SECTION 9.2         Interpretation. . . . . . . . . . . . 40


                            EXHIBITS

Exhibit A                     Form of Escrow Agreement

Exhibit B                     Fairness Opinion of Brenner
                              Securities Corporation

Exhibit C                     Form of Irrevocable Proxy from
                              Members of the Mahan Family

Exhibit D                     Note and Warrant Purchase
                              Agreement

Exhibit E                     Recapitalization Agreement

Exhibit F                     Bring Along Agreement

                            SCHEDULES

Schedule 2.1A                 Restrictions on the Purchased
                              Shares

Schedule 2.1B                 Restrictions on the Company Shares

Schedule 2.4                  Seller Required Consents

Schedule 2.7A                 Description of Silva Warrant

Schedule 2.7B                 Description of Lender Warrants

Schedule 2.8A                 Interim Financial Statement GAAP
                              Exceptions

Schedule 2.8B                 Listing of Funded Debt as of
                              September 30,1995

Schedule 2.8C                 HVHC Liabilities

Schedule 2.8D                 Listing of Intercompany
                              Obligations as of September 30,
                              1995

Schedule 2.8E                 Listing of Transtech Liabilities
                              Assumed by the Company

Schedule 3.2                  Buyer Required Consents

Schedule 3.7                  Listing of Transtech's SEC Filings
                              since January 1, 1991

Schedule 4.13                 Other Employee Benefit Plans of
                              the Company

                    STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT dated as of October __, 1995 between VALVECO INC., a Delaware corporation ("Buyer"), and THV
ACQUISITION CORP., a Delaware corporation ("Seller"):

     Transtech Industries, Inc. ("Transtech"), a Delaware corporation that files periodic reports and other information pursuant to the 1934 Act, owns all the issued and outstanding shares of capital stock of Seller.

     Seller owns: (i) all the issued and outstanding shares of capital stock (the "Purchased Shares") of HVHC, Inc. ("HVHC"), a Delaware corporation and (ii) all the issued and outstanding preferred shares (the "Company Preferred Shares") of Hunt Valve Company, Inc. (the "Company"), an Ohio corporation. HVHC, in turn, owns all the issued and outstanding shares of common stock (the "Company Common Shares") of the Company. As used herein, HVHC and the Company are referred to, collectively, as the "Companies" and the Company Common Shares and Company Preferred Shares are referred to, collectively, as the "Company Shares".

     This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Purchased Shares so that Buyer will become the indirect owner of the Company Common Shares, upon the terms and conditions set forth herein (certain terms used herein having the respective meanings set forth in Article IX).

     Now, therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                            ARTICLE I

                   PURCHASE AND SALE; CLOSING

     SECTION 1.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Purchased Shares.

     SECTION 1.2 Consideration. (a) The purchase price (the "Purchase Price") for the Purchased Shares shall be $18 million reduced by the sum of the following: (i) the amount of Funded Debt; (ii) the amount required to redeem the Lender Warrants;
(iii) the amount required to redeem the Company Preferred Shares and all accrued and unpaid dividends thereon; (iv) the amount required to be paid by the Company to the Seller in repayment of the senior subordinated note issued by the Company to the Seller in the original principal amount of $500,000 (the "Seller Senior Subordinated Note"); and (v) any other intercompany payments required to be made by the Companies on or before the Closing Date. For purposes of this section, "Funded Debt" means (x) all amounts outstanding under the revolving portion (the "Revolver") of the Company's credit facility as reflected on the books of the Company as of the close of business on the day immediately preceding the Closing Date (the "Determination Date") (as such amount may be adjusted pursuant to Section 1.2(b)) plus (y) the outstanding principal of, plus accrued interest and penalties on (including prepayment penalties, premiums or similar payments payable to holders of Funded Debt), all other outstanding indebtedness of the Companies on the Closing Date.

          (b) Post Closing Adjustment to Purchase Price. In the event that it is determined after the Closing Date that the amount of the Revolver reflected on the books of the Company as of the Determination Date should have been an amount (the "Actual Revolver Amount") other than the amount used in the calculation of the Purchase Price (the "Revolver Payment Amount") pursuant to clause (x) of Section 1.2 above, the following payments shall be made in connection with the Purchase Price: (i) if the Actual Revolver Amount exceeds the Revolver Payment Amount, then Seller shall pay by wire transfer to an account specified by Buyer, within two Business Days after the making of such determination, an amount equal to the Actual Revolver Amount minus the Revolver Payment Amount; and (ii) if the Actual Revolver Amount is less than the Revolver Payment Amount, then Buyer shall pay by wire transfer to an account specified by Seller, within two Business Days after the making of such determination, an amount equal to the Revolver Payment Amount minus the Actual Revolver Amount.

     SECTION 1.3 Payment. At the Closing, $750,000 of the Purchase Price (the "Escrowed Portion") shall be paid to and held by the Escrow Agent subject to the terms and conditions of the Escrow Agreement, to be dated the Closing Date, among Seller, Transtech, Buyer and the Escrow Agent, substantially in the form of Escrow Agreement annexed as Exhibit A hereto (the "Escrow Agreement"). The balance of the Purchase Price will be payable in cash by wire transfer of immediately available funds to one or more accounts designated by Seller by written notice given to Buyer at least two (2) Business Day prior to the Closing Date.

     SECTION 1.4 Closing. The closing (the "Closing") of the purchase and sale of the Purchased Shares hereunder shall take place at the offices of Baer Marks & Upham, 805 Third Avenue, New York, New York at 10:00 a.m., local time, on December 22, 1995 or, if on such date the conditions to closing specified in
Article V (other than conditions requiring the delivery of certificates, opinions and other instruments and documents) shall not have been satisfied or waived, on the second day following such satisfaction or waiver, or on such other date as Buyer and Seller shall agree. The time and date of the Closing is hereinafter called the "Closing Date". All transactions consummated at the Closing shall be deemed to have taken place simultaneously.


                           ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF SELLER

     Transtech and Seller, jointly and severally, represent and warrant to Buyer that:

     SECTION 2.1 Status of the Shares. (a) The Purchased Shares constitute 100% of the issued and outstanding capital stock of HVHC. Except as set forth on Schedule 2.1A, the Purchased Shares are subject to no restrictions on transferability other than restrictions imposed by (i) the 1933 Act and (ii) applicable state securities Laws.

          (b) The Company Shares constitute 100% of the issued and outstanding capital stock of the Company. Except as set forth in Schedule 2.1B, the Company Shares are subject to no restrictions on transferability other than restrictions imposed by (i) the 1933 Act and (ii) applicable state securities Laws.

     SECTION 2.2 Title to Shares. (a) Seller owns and holds title to the Purchased Shares and the Company Preferred Shares free and clear of any Lien of any kind. At the Closing, Buyer will acquire title to the Purchased Shares, free and clear of any Lien of any kind other than Liens created by Buyer.

          (b) HVHC owns and holds title to the Company Common Shares free and clear of any Lien of any kind, other than a Lien that has been granted to certain lenders of the Company. After payment of the Funded Debt and the release of Liens held by the holders of such debt, HVHC will hold such shares free and clear of any Lien of any kind other than Liens created by Buyer.

     SECTION 2.3 Binding Nature of Agreements. (a) Each of Seller and Transtech has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby (the "Contemplated Transactions"). The execution and delivery of this Agreement and each other Transaction Document to which Seller or Transtech is a party and the consummation of the Contemplated Transactions to which Seller or Transtech is a party have been duly and validly authorized by Seller and the Board of Directors of Transtech and, except for obtaining the consent of holders of the stock of Transtech, no other proceedings on the part of Seller or Transtech (or any other person) are necessary to authorize the execution and delivery by Seller or Transtech of this Agreement or any other Transaction Document to which Seller or Transtech is a party or the consummation of the Contemplated Transactions to which Seller or Transtech is a party.

          (b) This Agreement and the other Transaction Documents to which Seller or Transtech is a party have been duly and validly executed and delivered by Seller and Transtech, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding agreements of Seller and Transtech enforceable against them in accordance with their respective terms except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

     SECTION 2.4 No Conflicts; Consents. The execution, delivery and performance by Seller and Transtech of this Agreement and each other Transaction Document to which Seller or Transtech is a party, the consummation of the Contemplated Transactions to which Seller or Transtech is a party and the contemplated change of control of the stock ownership of the Companies, will not (i) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of Seller, Transtech, HVHC or the Company; (ii) require Seller, Transtech, HVHC or the Company to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth on Schedule 2.4 (the "Seller Required Consents"); (iii) if the Seller Required Consents are obtained prior to Closing, to Seller's knowledge, violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Material Contract to which Seller, Transtech, HVHC or the Company is a party or by which any of them or any of their assets may be bound or subject, or result in the creation of any Lien upon the Purchased Shares or upon any of the assets of HVHC or the Company pursuant to the terms of any such Contract; or (iv) if the Seller Required Consents are obtained prior to Closing, to Seller's knowledge, violate any Law, Order or material Permit of any Governmental Body against, or binding upon, HVHC or the Company or upon their respective assets or the Business.

     SECTION 2.5  Corporate Existence and Power; Subsidiaries.
(a) Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite powers, authorizations, consents and approvals required to carry on its respective businesses.

          (b) HVHC does not have any Subsidiaries and does not directly or indirectly own any interest or investment in any person, other than the Company.

          (c) The Company does not have any Subsidiaries and does not directly or indirectly own any interest or investment in any other person.

     SECTION 2.6  Charter Documents and Corporate Records.
Seller has heretofore delivered to Buyer true and complete copies of the Certificate of Incorporation and By-laws, or comparable instruments, of HVHC and the Company as in effect on the date hereof. The stock and transfer books of HVHC and the Company have been made available to Buyer for its inspection.

     SECTION 2.7 Capitalization. (a) The authorized capital stock of HVHC consists of 100,000 shares of common stock, having a par value of $1 each, of which 9,000 shares are issued and outstanding. All such shares are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or other rights of shareholders. Except for a warrant held by Robert V. Silva more particularly described on Schedule 2.7A hereto (the "Silva Warrant"), there are no outstanding securities of HVHC convertible into or exchangeable for or evidencing the right to purchase or subscribe for any shares of capital stock of HVHC. There are no voting trusts or other agreements or understandings with respect to the voting of the HVHC capital stock. Except for the Silva Warrant, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating HVHC to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock.

          (b) The authorized capital stock of the Company consists of (i) 12,000 shares of common stock, without par value, of which 8,000 shares are issued and outstanding and (ii) 2,000 shares of Series A, 7% cumulative Preferred Stock, without par value, of which 200 shares are issued and outstanding. All of such shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other rights of shareholders. Except for (i) certain warrants held by lenders to the Company more particularly described on
Schedule 2.7B hereto (the "Lender Warrants") and (ii) certain equity appreciation rights in the common stock of the Company held by David Huberfield (the "Huberfield Rights"), there are no outstanding securities of the Company convertible into or exchangeable for or evidencing the right to purchase or subscribe for any shares of capital stock of the Company. There are no voting trusts or other agreements or understandings with respect to the voting of the Company capital stock. Except for the Lender Warrants and the Huberfield Rights, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock.

     SECTION 2.8 Financial Condition. (a) Seller has previously furnished to Buyer true and complete copies of (i) HVHC's unaudited financial statements at and for the years ended December 31, 1994, 1993 and 1992 and for the six months ended June 30, 1995 and 1994, (ii) the Company's (A) audited financial statements (including the footnotes thereto) at and for the years ended December 31, 1994, 1993 and 1992 and (B) unaudited financial statements at and for the eight months ended August 31, 1995 and 1994, and (iii) Transtech's (A) audited consolidated financial statements (including the footnotes thereto) at and for the years ended December 31, 1994, 1993 and 1992 and
(B) unaudited consolidated financial statements for the six months ended June 30, 1995 and 1994. Except as set forth in
Schedule 2.8A with respect to unaudited financial statements, the foregoing financial statements (collectively, the "Financial Statements") were prepared in accordance with GAAP and fairly present the financial condition of the respective entities as of the dates of the balance sheets included in such Financial Statements and the results of operations and, where applicable, changes in financial position of such respective entities for the periods indicated.

          (b) A listing of the Companies' Funded Debt as of September 30, 1995 is set forth on Schedule 2.8B hereto.

          (c)  HVHC's sole asset consists of the Company Common
Shares.  Except for its obligations under the Tax Sharing
Agreement and as disclosed in Schedule 2.8C hereto, HVHC has no Liabilities.

          (d)  Schedule 2.8D sets forth, as of September 30,
1995, a listing of all intercompany obligations involving
Transtech, Seller, HVHC and the Company.

          (e) Schedule 2.8E sets forth a listing of all Liabilities of Transtech in respect of which the Company has agreed to be jointly and severally or independently liable (the
"Transtech Assumed Liabilities").

     SECTION 2.9 Finders; Fees. Except for Brenner Securities Corporation ("Brenner"), which has been retained to render an opinion as to the fairness of the Contemplated Transactions to the stockholders of Transtech, and whose fees and expenses will be borne by Transtech, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Transtech, Seller, HVHC or the Company who might be entitled to any fee or commission from the Company or HVHC upon consummation of the Contemplated Transactions.

     SECTION 2.10  Certain Approvals of the Contemplated
Transactions.  On or before the date hereof:

          (a) The independent director of Transtech (the "Independent Transtech Director") has: (i) approved and adopted this Agreement and the Contemplated Transactions; (ii) resolved, subject to the exercise of his fiduciary duties, to recommend at all times prior to and including the Stockholders' Meeting that Transtech's stockholders approve the sale of the Companies and adopt this Agreement and the Contemplated Transactions and (iii) determined that this Agreement and the Contemplated Transactions are in the best interest of Transtech and its stockholders;

          (b) Brenner has rendered to the Independent Transtech Director its written opinion (a copy of which is annexed as Exhibit B hereto) to the effect that the Purchase Price is fair to Transtech from a financial point of view (the "Fairness Opinion").

          (c) The holders of not less than 33.8% of each of the issued and outstanding common stock of Transtech (the "Mahan
Shares") have executed an irrevocable proxy in favor of Buyer substantially in the form annexed as Exhibit C hereto.


                           ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that:

     SECTION 3.1 Binding Nature of Agreements. (a) Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which Buyer is a party have been duly and validly authorized and approved by Buyer's board of directors and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement or any other Transaction Document to which Buyer is a party or the consummation of the Contemplated Transactions to which Buyer is a party.

          (b) This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery thereof by the other parties hereto) constitute the legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

          SECTION 3.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party, the consummation of the Contemplated Transactions to which Buyer is a party and the contemplated change of control of the stock ownership of the Companies will not (i) violate any provision of the Certificate of Incorporation or By-laws of Buyer;
(ii) require Buyer to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth in
Schedule 3.2 (the "Buyer Required Consents"); (iii) if the Buyer Required Consents are obtained prior to the Closing, violate, conflict with or result in the breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Material Contract to which Buyer is a party or by which it or its assets may be bound or subject, or (iv) if the Buyer Required Consents are obtained prior to the Closing, violate any Law, Order or material Permit of any Governmental Body against, or binding upon, Buyer or upon its assets or business.

     SECTION 3.3 Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers, authorizations, consents and approvals required to carry on its business.

     SECTION 3.4 Acquisition for Investment. Buyer is acquiring the Purchased Shares for its own account and not with a present intention to make any sale, disposition, distribution or other transfer of the Purchased Shares in a manner that will be in violation of any applicable securities Laws and understands that the Purchased Shares have not been registered under the 1933 Act or under the securities Laws of any state.

     SECTION 3.5 Commitments. Buyer has obtained loan and equity commitments, copies of which have been provided to Seller, for the purpose of financing this transaction in the amount of at least $18 million and has paid or committed to pay all commitment fees due and payable on or before the date hereof related to such loan commitment.

     SECTION 3.6 HSR Matters. The "ultimate parent entity" (as such term is defined in HSR) of Buyer does not have total assets or annual net sales in excess of $100,000,000 within the meaning of HSR.

     SECTION 3.7 Due Diligence Investigation. (a) Buyer acknowledges having examined the registration statements, proxy statements, reports and other information filed by or concerning Transtech and its Subsidiaries with the Securities and Exchange Commission ("SEC") since January 1, 1991 that are listed on
Schedule 3.7 hereto. Buyer further acknowledges that certain members of its senior management have previously been associated with the Company for many years in senior positions and, as such, Buyer is fully aware of the financial condition, operations, properties, assets, liabilities and other matters relating to the Company.

          (b)  Notwithstanding the provisions of Section 3.7(a),
Buyer shall be entitled to rely on the representations and warranties made by Seller and Transtech in Article II hereof and the indemnification rights of Buyer relating to such representations and warranties shall not be adversely affected by the provisions of Section 3.7(a).

     SECTION 3.8 Finders; Fees. There is no investment banker, broker, finder or other intermediary (including Silva and Company) which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Transtech or the Seller upon consummation of the Contemplated Transactions.

                           ARTICLE IV

                    COVENANTS AND AGREEMENTS

     SECTION 4.1  Conduct of Business; Certain Restrictions.  (a)
From and after the date hereof and until the Closing Date, Seller hereby covenants and agrees with Buyer that, unless Buyer otherwise agrees in writing:

              (i) The Company will carry on its business and activities diligently and in substantially the same manner as has been previously carried out, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that will vary materially from those methods used by it as of the date of this Agreement, except as may be required by the provisions of the Agreement.

             (ii) The Company will use its reasonable efforts to preserve its business organization intact, to keep available its present officers and employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it.

          (b) In furtherance of, and not in limitation of the provisions set forth in Section 4.1:

              (i) Each of the Companies will continue to carry its existing insurance, insuring its assets, business and properties, subject to variations in amounts required by the ordinary operations of its business.

             (ii) The Companies shall not cause, permit or suffer any of their respective assets to become subject to any additional Lien other than in the ordinary course of business.

            (iii) Except in the ordinary course of business consistent with past practice, the Company shall not pay, prepay, discharge or satisfy any Liability, Lien or obligation or materially alter the aging of its payables.

             (iv) The Company shall not in any one month (A) sell or dispose of any capital assets having a fair market value individually in excess of $25,000 or a fair market value in the aggregate for all such capital assets in excess of $50,000, (B) make any capital expenditures for any single item having a cost in excess of $25,000 or all items in the aggregate having a cost in excess of $50,000 or enter into a lease with capital or other equipment providing for rentals aggregating more than $25,000 per annum for all such leases or (C) otherwise transfer, sell, distribute or otherwise dispose of any of its assets or properties, other than in the ordinary course of business.

              (v)   The Companies shall not enter into any
Material Contract or modify, amend, cancel or terminate any of its existing Material Contracts.

             (vi) The Company shall not modify its practices with respect to the collection of receivables or the discharge of payables or take any other action, out of the ordinary course, that would affect its cash position or the amount of Funded Debt, other than any action contemplated hereby;

            (vii) Except in the ordinary course of business, the Company shall not: (A) write off as uncollectible any notes, trade accounts or other receivables or (B) write off or dispose of any inventory.

           (viii) The Company shall not cancel or compromise any debt or Claim or settle or discharge any balance sheet receivable for less than the stated amount, except in the ordinary course of business, or otherwise cancel, compromise or waive any Claims or rights of substantial value.

             (ix) The Company shall not create or incur any indebtedness for borrowed money other than pursuant to an existing line of credit, or guaranty, indemnify or otherwise become liable for any obligation of any third party.

              (x) Except for credit extended to customers in the ordinary course of business, and under normal credit terms, the Company shall not make any loans, advances or extensions of credit to any person.

             (xi) All tangible property of the Company shall be used, maintained and repaired in the usual and ordinary course.

            (xii) With respect to its employees, the Company will not (A) make, institute, agree to or change any bonus, profit sharing, pension, retirement, severance, termination, "parachute" or similar arrangement or plan for employees and (B) except and in accordance with past practices and in similar amounts, increase the compensation payable or to become payable to any employee.

           (xiii) Except for the redemption of the Company Preferred Shares and the payments referred to in Section 4.12, neither of the Companies will (A) amend its certificate of incorporation or bylaws, (B) issue or sell any shares of capital stock, (C) issue, sell or create any warrants, obligations, subscriptions, options, convertible securities or other agreements or commitments under which any additional shares of capital stock of any class may be directly or indirectly authorized, issued or sold, (D) declare, set aside or pay any dividend or make any distribution, directly or indirectly, in respect of its capital stock; (E) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock other than the contemplated redemption of the Company Preferred Shares or (F) enter into any Contract obligating it to do any of the foregoing prohibited acts.

     SECTION 4.2 Corporate Examinations and Investigations. Prior to the Closing Date, Seller agrees that Buyer shall be entitled, through the directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants and other agents (collectively, "Representatives") of Buyer to make such investigation of the Assets, the Business and operations of the Company, and such examination of the books, records and financial condition of the Company, as Buyer reasonably deems necessary. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice, and Seller shall, and shall cause the Company to, cooperate fully therein. In that connection, Seller shall make available and shall cause the Company to make available to the Representatives of Buyer during such period, without however causing any unreasonable interruption in the operations of the Company, all such information and copies of such documents and records concerning the affairs of the Company as such Representatives may reasonably request, shall permit the Representatives of Buyer access to the Assets of Company and all parts thereof and to its employees, customers, suppliers and others, and shall cause the Company's Representatives to cooperate fully in connection with such review and examination.

     SECTION 4.3 Additional Financial Statements. Prior to the Closing Date, as soon as available and in any event within thirty
(30) calendar days after the end of each monthly accounting period of the Company ending after the date of the most recent interim statement included in the Financial Statements, Seller shall furnish Buyer with unaudited financial statements of the Company for such month in the form routinely prepared by the Company, consistent with prior practice, for the Company's board of directors and lenders.

     SECTION 4.4 Efforts to Consummate. Subject to the terms and conditions herein, each party hereto, without payment or further consideration, shall use its reasonable, good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws, Permits and Orders to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including, but not limited to, the obtaining of all Seller Required Consents and Buyer Required Consents and Permits or consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing.

     SECTION 4.5 Negotiations with Others. (a) From and after the date hereof and until this Agreement shall have been terminated in accordance with its terms, Transtech and Seller agree that they will not, directly or indirectly, and will not permit HVHC or the Company, directly or indirectly, to, encourage or solicit any inquiries or proposals by or engage in any discussions or negotiations with, or enter into any other Contract or understanding with, any person concerning an Acquisition Proposal subject, however, to such actions which, in the good faith judgment of the Board of Directors of Seller or Transtech, based upon the advice of counsel, are required under applicable Law to be taken by the Board of Directors of Seller or Transtech in exercise of its fiduciary duties. Seller shall advise Buyer of any written proposal or offer to enter into an Acquisition Proposal.

          (b) If, between the date hereof and February 17, 1996 (a Closing hereunder not having occurred), Transtech, Seller, HVHC or the Company should wish to enter into an Acquisition Proposal with any person other than Buyer or any of its Affiliates, Seller shall give written notice thereof (the "Sales Notice") to Buyer. Such Sales Notice shall set forth or be accompanied by a full statement of the terms of the proposed Acquisition Proposal including the: (i) purchase price therefor;
(ii) method of payment; (iii) proposed date of closing; and (iv) name, address and telephone number of the proposed transferee. Within thirty days after the giving of the Sales Notice, Buyer shall have the option, by giving written notice thereof to Seller, to match such other Acquisition Proposal on substantially the same terms and conditions set forth therein.

          (c) If: (i) Buyer has not exercised its rights of first refusal in accordance with Section 4.5(b); (ii) Buyer is willing and able to consummate the Contemplated Transactions and the conditions to such consummation, not within the control of Seller, have been satisfied or waived, and (iii) Seller consummates an Acquisition Proposal with any person other than Buyer or any of its Affiliates on or before February 17, 1996, Seller and Transtech, jointly and severally, shall pay or cause the Company to pay to Buyer at the closing of such transaction a fee of $450,000 as compensation for its efforts hereunder. In addition, Transtech, Seller or the Company shall reimburse Silva and Company and Buyer for the expenses of negotiating the terms of this Agreement including the reasonable fees and expenses due to its investment bankers, investors, lawyers and advisors; provided, that, such reimbursement shall not exceed $1,000,000, in the aggregate.

     SECTION 4.6  Notices of Certain Events.  Prior to the
Closing Date, each of Seller and Buyer shall promptly notify the other of:

          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Contemplated Transactions;

          (b) any notice or other communication from any Governmental Body in connection with the Contemplated
Transactions;

          (c) the commencement or written threat of any litigation against Buyer or against Seller, HVHC or the Company;
and

          (d) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing
Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

     SECTION 4.7 Public Announcements. Transtech and Seller, on the one hand, and Buyer, on the other, will consult with each other before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions, and will not issue any such press release or make any such public statement without the prior approval of Buyer or Transtech, as the case may be, except as may be required by applicable Law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

     SECTION 4.8 Confidentiality. (a) Buyer shall hold in strict confidence, and shall use its best efforts to cause all its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all information concerning Transtech, Seller, HVHC and the Company which it has obtained from Transtech, Seller, HVHC, the Company or their respective Representatives prior to, on or after the date hereof in connection with the Contemplated Transactions, and Buyer shall not use or disclose to others, or permit the use of or disclosure of, any such information so obtained, and will not release or disclose such information to any other person, except its Representatives who need to know such information in connection with this Agreement and who shall be advised of the provisions of this Section 4.8. The foregoing provision shall not apply to any such information to the extent (i) made known to Buyer from a third party not in breach of any confidentiality requirement or
(ii) made public through no fault of Buyer or any of its Representatives. If the Contemplated Transactions are not consummated and if requested by Seller, Buyer shall return to Seller all tangible evidence of such information regarding Transtech, Seller, HVHC and the Company.

          (b) If the Contemplated Transactions are consummated, Seller shall hold in strict confidence, and shall use its best efforts to cause all its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all confidential information concerning the Company which it has in its possession on or prior to the Closing Date, and Seller shall not use or disclose to others, or permit the use of or disclosure of, any such information and will not release or disclose such information to any other person, except its Representatives who need to know such information and who shall be advised of the provisions of this Section 4.8. The foregoing provision shall not apply to any such information to the extent made public through no fault of Seller, Transtech or any of their respective Representatives.

     SECTION 4.9 Expenses. Except as otherwise specifically provided in this Agreement, Buyer and Seller shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives.

     SECTION 4.10 Restrictive Covenants. (a) In furtherance of the sale of the Business and more effectively to protect the value of the Business, each of Transtech and Seller agrees that during the two (2) year period commencing on the Closing Date (the "Restricted Period"), it will not, directly or indirectly, own, manage, operate, control, participate in, interest itself in, perform services for, provide advice to or otherwise carry on a business, for itself or on behalf of any other person, similar to or competitive with the Business in such additional geographical areas where the Company or any of its Subsidiaries or Affiliates, have made any significant sales in the preceding 12 months; provided that the ownership of not more than 2% of the issued and outstanding shares of a class of securities regularly traded on a national securities exchange or quoted in an automated inter-dealer quotation system shall not be deemed to be ownership of the issuer of such shares for purposes hereof.

          (b) For purposes of this Agreement, a business shall be deemed to be similar to or competitive with the Business if it involves the design, manufacture, sale or distribution of any products or group of products that are similar to or compete with any product category of the Company (a "Product Category") if such Product Category accounted for sales by the Company of any of its Subsidiaries or Affiliates of $1 million or more in the preceding 12 months.

          (c) Each of Transtech and Seller acknowledges and agrees that the restrictive covenants set forth in this Section
4.10 (collectively, the "Restrictive Covenants") are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect, without regard to the invalid or unenforceable parts.

          (d)  If any court determines that any of the
Restrictive Covenants, or any part thereof, is invalid or unenforceable for any reason, such court shall have the power to modify such Restrictive Covenants, or any part thereof, and, in its modified form, such Restrictive Covenant shall then be valid and enforceable.

          (e) In the event of a breach by Transtech or Seller of any of the Restrictive Covenants, Buyer shall be entitled to a temporary restraining order, preliminary injunction and/or a permanent injunction restraining such Seller from continuing to breach any of said covenants.

     SECTION 4.11 Books and Records. From and after the Closing, Buyer and Seller, at the expense of the requesting party, shall make available to each other (including the right to make copies) any and all books and records of or relating to the Companies reasonably requested in connection with (a) any matter for which indemnification is claimed or (b) any inquiry or investigation by any Governmental Body. Buyer and Seller shall retain, or cause to be retained, for as long as any taxable year in the Tax period (including partial periods) that ends on or prior to the Closing Date, including but not limited to any short taxable year required under Section 1.1502-76 of the Treasury regulations, shall remain open for assessment of Taxes, any material records or information which may be relevant to any such Tax returns or audits or other examinations by any Tax Authority relating to the Companies, and shall not dispose of any such Tax returns, books or records relating to the Companies during such period.

     SECTION 4.12  Inter-Company Relationships; Certain
Obligations of Buyer. (a) On or prior to the Closing Date, the Company or Companies, as appropriate, shall pay to Transtech:

              (i) all accrued and unpaid fees owing under the Management Agreement for services rendered through the Closing
Date;

             (ii)   all accrued and unpaid dividends on the
Company Preferred Shares; and

            (iii) or Seller any and all obligations that may then be due and owing by either of the Companies under the Tax Sharing Agreement; or Seller any and all other obligations that may then be owing by either of the Companies under any other agreement or instrument pursuant to which either of the Companies, Seller or Transtech are parties.

          (b) On the Closing Date, the Company or Companies, as appropriate, shall:

              (i) Redeem the Company Preferred Shares at a redemption price equal to $2 million plus; and

             (ii) Pay to Seller the outstanding principal of and all accrued and unpaid interest on the Seller Senior
Subordinated Note.

          (c) On the Closing Date, Buyer shall provide the Company with sufficient funds to enable it to make the payments referred to in Sections 4.12(b) and shall also pay all Funded Debt and the amount required to redeem the Lender Warrants.

          (d)  On or prior to the Closing Date, Transtech shall:

              (i) Pay to the Company any and all obligations that may then be due and owing by Transtech to either of the Companies under the Tax Sharing Agreement; and

             (ii)   Pay to the Company any and all other
obligations that may then be owing by Transtech or Seller under any other agreement or instrument pursuant to which either
Company, Seller or Transtech are parties.

          (e) As of the close of business on the Closing Date, Seller and Buyer agree that (except for their continuing obligations under this Agreement, the Tax Sharing Agreement and any Transaction Document) all agreements, instruments or indebtedness between Transtech or Seller, on the one hand, and either of the Companies, on the other hand, or whereby Seller or Transtech agreed to assume any responsibility or liability for the obligations of either of the Companies, or whereby either of the Companies agreed to assume any responsibility or liability of Seller or Transtech, shall be terminated and be of no further force or effect and none of such parties shall have any further liability or responsibility to the others arising therefrom.

          (f)  Notwithstanding the foregoing provisions of this
Section 4.12 or any provision of the Tax Sharing Agreement:

              (i) Neither Transtech nor HVHC nor the Company shall be required to make any payment to the other under the second, third or fourth sentence of Section 3.2 of the Tax Sharing Agreement for the taxable year of Transtech beginning January 1, 1995 (the "Final Consolidated Year").

             (ii) Transtech shall not be required to make any payment to HVHC or the Company under Section 3.3(a) of the Tax
Sharing Agreement for the Final Consolidated Year.

            (iii) No later than 60 days prior to the due date (including duly authorized extensions) for filing the consolidated federal income tax return of Transtech for the Final Consolidated Year, Transtech shall submit such return to Buyer together with relevant work papers. Buyer and Buyer's attorneys and accountants shall have 20 days in which to review such return, and during such period Transtech shall cooperate in any manner reasonably requested by Buyer in providing such information as may be reasonably required for Buyer to have a complete understanding of the material items reflected in such return. Buyer shall notify Transtech, in writing, on or before such 30th day of any material item (or the omission of any material item) with which it disagrees. The parties shall endeavor in good faith to resolve their dispute. If the parties have not resolved such dispute within 5 days, it shall be resolved in accordance with the dispute resolution mechanism set forth in Section 7.9 of the Escrow Agreement and Transtech shall file such return reflecting such resolution. If Buyer fails to notify Transtech of any such item on or before such 30th day, then Transtech may file such return on such due date.

             (iv)   With respect to all taxable years of
Transtech for which the Company was included in its consolidated federal income tax return ("Consolidated Years"), Transtech shall not file any amended federal income tax return (or any consolidated, combined or unitary return with respect to which the Company has liability analogous to that provided for in Treas. Reg. 1.1502-6) without the consent of Buyer, which consent shall not be unreasonably withheld.

              (v) With respect to all Consolidated Years, Buyer shall be entitled to control, from the initial audit through the final resolution of any contest, any audit of any consolidated federal return (or any consolidated, combined or unitary state return) filed for any such year to the extent that the relevant issue pertains to HVHC or the Company. In furtherance of the foregoing, Transtech shall permit Buyer and Buyer's representative to participate fully in all meetings, conferences and other activities pertaining to such audit and in connection with such issues shall act in accordance with Buyer's reasonable directions. In no event shall Transtech either settle or contest any such issue without Buyer's express permission and Transtech shall take all steps reasonably possible to duly authorize Buyer to deal directly with the Internal Revenue Service (or other relevant taxing authority) in respect of such issues. Notwithstanding the foregoing, Buyer may not settle any such issue (and Transtech may not be required to acquiesce in any such settlement) if the result of such settlement would be that Transtech would be obliged to make a refund payment to HVHC or the Company under the Tax Sharing Agreement, unless Transtech shall have consented to such settlement, which consent shall not be unreasonably withheld.

     SECTION 4.13 Employee Benefit Plans. (a) Effective as of the Closing, Buyer will assume sponsorship of: (i) the Company's employee health care benefit plan for employees and eligible retirees; (ii) the Hunt Valve Company, Inc. Hourly Employees' Pension Plan; and (iii) the Company's other Employee Benefit Plans listed on Schedule 4.13 hereto.

          (b) On and after the date of this Agreement and prior to the Closing Date, no Employee Benefit Plan for which Buyer will have any responsibility after the Closing will be amended in any manner which: (i) would directly or indirectly increase the benefit accrued or which may be accrued by any participant thereunder, except as may be required by law or (ii) materially increase the cost to Buyer of maintaining such Plan, except as may be required by law.

          (c) Effective as of the Closing Date, Buyer shall cause the Company to terminate its participation in the Transtech Industries, Inc. Retirement Savings and Profit Sharing Plan and Trust by delivering written notice of such termination of participation to the Trustees of the Transtech Industries, Inc. Retirement Savings and Profit Sharing Plan.

          (d) On or before the Closing Date, Buyer shall establish or designate one or more existing profit sharing plans in which the employees of the Company shall participate effective as of the Closing Date. The Buyer's profit sharing plan shall be a tax-qualified plan under Section 401(a) of the Code (any related trust shall be tax exempt under Section 501(a) of the
Code). Buyer shall provide Seller written evidence reasonably satisfactory to Seller of the tax-qualified status of the Buyer's profit sharing plan and any related trust. As soon as practicable after the Closing Date, Transtech will transfer the assets of the Transtech Industries, Inc. Retirement Savings Profit Sharing Plan and Trust attributable to the employees of the Company to the profit sharing plan maintained by Buyer. Subject to and from and after the completion of such asset transfer, Buyer shall assume and be solely responsible for the pension benefit obligations in respect of the employees of the Company.

          (e) Buyer and Seller agree to use their respective diligent efforts to execute all necessary documents, file all required forms with any governmental agencies and to undertake all actions that may be necessary or desirable to implement expeditiously the transfer of assets contemplated by this Section 4.13.

     SECTION 4.14 Actions Relating to Approval of Contemplated Transactions. (a) The Independent Transtech Director, acting on behalf of Transtech, may withdraw, modify or change its recommendation regarding this Agreement, or recommend any other offer or proposal, only if (i) he determines, in good faith, after consulting with his financial advisor, that such withdrawal, modification, change or recommendation is likely to result in a superior financial transaction to Transtech and its stockholders and (ii) outside counsel for Transtech provides him with a written opinion to the effect that the failure to take such actions would subject Transtech's directors to a substantial risk of liability for breach of their fiduciary duties or for failure to conform to the requirements of the securities Laws.

          (b) As promptly as practicable, Transtech shall prepare and file a preliminary proxy statement with the SEC containing the recommendation of the Independent Transtech Director, use reasonable efforts to have such proxy statement cleared by the SEC, and disseminate a final proxy statement (the "Proxy Statement") containing such recommendation as required by Rule 14a-3 promulgated under the 1934 Act. Transtech and Buyer agree to correct promptly any information provided by either of them for use in the Proxy Statement that shall have become false or misleading.

          (c) Transtech shall promptly take all action necessary in accordance with Delaware law and its Certificate of Incorporation and Bylaws to convene a meeting of its shareholders (the "Stockholders' Meeting") to consider and vote upon the approval and adoption of this Agreement and the sale of the Purchased Shares. The Stockholders' Meeting shall be scheduled for a date no later than December 22, 1995, which date may be postponed so long as Transtech is in compliance with its obligations in Section 4.14(a). Except in accordance with the standards set forth in Section 4.14(a), Transtech shall use reasonable efforts to (i) solicit from its stockholders proxies in favor of the sale of the Purchased Shares, and (ii) secure the vote or consent of stockholders required by Delaware law to effect the sale of the Purchased Shares.

          (d) Buyer agrees to vote the Mahan Shares in favor of any matters presented at the Stockholder's Meeting, except that Buyer shall not be required to vote such shares in favor of any transaction competing with the Contemplated Transactions.

     SECTION 4.15 Actions Relating to Portion of the Funded Debt and the Lender Warrants. (a) Terold N.V. ("Terold") and Buyer, jointly and severally, warrant and represent to Transtech and the Seller that, on the date hereof, Terold has entered into a Purchase Agreement, in the form of Exhibit D hereto (the "Note and Warrant Purchase Agreement") with the holders of (i) the Company's 13% Senior Secured Notes in the aggregate original principal amount of $11.5 million (the "Senior Notes") and (ii) the Lender Warrants, pursuant to which Terold has agreed to acquire such Senior Notes and Lender Warrants upon the terms and conditions set forth therein; that Terold has the power and authority to enter into, and perform its obligations under, such agreement and each other Transaction Document to which it is a party, and that such agreements constitute the legal, valid and binding agreements of Terold, enforceable against it in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

               (b) Terold agrees to consummate the acquisition of the Senior Notes and the Lender Warrants, upon the terms and conditions set forth in the Note and Warrant Purchase Agreement, on or before October 31, 1995.

               (c)  In furtherance of the transactions
contemplated by the Note and Warrant Purchase Agreement, there is being executed and delivered concurrently herewith:

                      (i)     a Recapitalization Agreement (the
"Recapitalization Agreement"), in the form of Exhibit E hereto, among Terold, the Company, HVHC, Transtech, Seller and Buyer; and

                     (ii)     a Bring Along Agreement (the "Bring
Along Agreement"), in the form of Exhibit F hereto, among Transtech, Seller and Terold.


                            ARTICLE V

                      CONDITIONS TO CLOSING

     SECTION 5.1 Conditions to the Obligations of Seller and Buyer. The obligations of Buyer and Seller to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions, which, in the case of Section 5.1(b), may be waived by Buyer and Seller:

          (a) No Injunction. No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated
Transactions.

          (b) No Proceeding or Litigation. No Claim instituted by any person shall have been commenced or pending against Transtech, Seller, HVHC, the Company, Buyer or any of their respective Affiliates, officers or directors which Claim seeks to restrain, prevent, change or delay in any material respect the Contemplated Transactions or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions.

          (c) Payment in Full of the Funded Debt. The Company or Buyer shall have paid, or caused to be paid or otherwise satisfied, all Funded Debt as of the Closing Date: (i) upon terms and conditions mutually satisfactory to Seller and Buyer and (ii) in complete extinguishment of such Funded Debt and all Liens relating thereto shall have been released.

          (d) Satisfaction of Inter-Company Obligations. All obligations of the parties referred to in Sections 4.12 and 4.13 shall have been paid and satisfied in full or complied with, as the case may be.

          (e) Escrow Agreement. There shall have been delivered to Seller and Buyer fully executed counterparts of the Escrow
Agreement and the Escrowed Portion shall have been deposited with the Escrow Agent.

          (f)  Silva Warrants and Huberfield Rights.  The Silva
Warrants and the Huberfield Rights shall have been cancelled and surrendered by the holders thereof without compensation or liability to any other person.

          (g) Recapitalization Agreement. The transactions contemplated by the Recapitalization Agreement shall have been consummated in accordance with its terms on or before the dates set forth therein. Without derogating from the generality of the foregoing, HVHC and the Company shall have ceased, on or before December 31, 1995, to be members of Transtech's consolidated group for federal income tax purposes.

          (h) Fairness Opinion. Brenner shall not have withdrawn its Fairness Opinion or modified it in any manner.

     SECTION 5.2 Conditions to the Obligations of Seller. All obligations of Transtech and Seller hereunder are subject, at the option of Seller, to the fulfillment prior to or at the Closing of each of the following further conditions:

          (a) Performance. Buyer and, where applicable, Terold shall have performed and complied with all agreements, obligations and covenants required by this Agreement and each other Transaction Document to be performed or complied with by them at or prior to the Closing Date.

          (b)  Representations and Warranties.  The
representations and warranties of Buyer contained in this Agreement and each other Transaction Document and in any certificate or other writing delivered by Buyer or Terold, as applicable, pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time, except to the extent such representations and warranties speak as of an earlier time.

          (c) Purchase Price. Buyer shall have delivered by wire transfer of immediately available funds the Purchase Price as provided in Section 1.3.

          (d)  Buyer Required Consents.  All Buyer Required
Consents shall have been obtained.

          (e) Opinion of Buyer's Counsel. Seller shall have received a legal opinion, dated the Closing Date, of counsel for Buyer to the effect that:

              (i) Buyer is a corporation validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers, authorizations, consents and approvals required to carry on its business;

             (ii) Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which Buyer is a party have been duly and validly authorized and approved by Buyer's board of directors and no other corporate proceedings on the part of Buyer (or any other person) are necessary to authorize the execution and delivery by Buyer of this Agreement or any other Transaction Document to which Buyer is a party or the consummation of the Contemplated Transactions to which Buyer is a party.

            (iii) This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery thereof by the other parties hereto) constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

             (iv) The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party, the consummation of the Contemplated Transactions to which Buyer is a party and the contemplated change of control of the stock ownership of the Companies will not (A) violate any provision of the Certificate of Incorporation or By-laws of Buyer; (B) to such counsel's knowledge, require Buyer to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for the Buyer Required Consents, all of which have been obtained and are in full force and effect, other than those which, if not obtained, would individually or in the aggregate not be reasonably expected to have a materially adverse effect on the business, assets, financial condition or the results of operations of Buyer ("Condition of Buyer"); (C) to such counsel's knowledge, violate, conflict with or result in the breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Material Contract to which Buyer is a party or by which it or its assets may be bound or subject other than such violations, conflicts, breaches or defaults that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of Buyer;
(D) to such counsel's knowledge, violate any Law binding upon Buyer or its assets or business, other than such violations that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of Buyer or
(E) to such counsel's knowledge, violate any Order or material Permit of any Governmental Body against, or binding upon, Buyer or upon its assets or business other than such violations that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of Buyer.

              (v)   The acquisition by Buyer of the Purchased
Shares is exempt from registration under the 1933 Act and under applicable state securities Laws.

          In rendering its opinion, counsel for Buyer may rely, as to factual matters, on certificates of officers and directors of Buyer.

          (f) Documentation. There shall have been delivered to Seller the following:

              (i) A certificate, dated the Closing Date, of the Chairman of the Board, the President or any Vice President of each of Buyer and Terold confirming the matters set forth in Sections 5.2(a) and (b) hereof.

             (ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of each of Buyer and Terold certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its Certificate of Incorporation and all amendments if any thereto as of the date thereof; (B) is a true and correct copy of its By-laws as of the date thereof; (C) is a true copy of all corporate actions taken by it, including resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement (in the case of Buyer), the Transaction Documents, and each other Transaction Document to be delivered by Buyer or Terold, as the case may be, pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement (in the case of Buyer), the Transaction Documents and any certificate, document or other instrument in connection herewith.

            (iii) a good standing certificate of Buyer and Terold.

             (iv)   Copies of all Buyer Required Consents.

     SECTION 5.3 Conditions to the Obligations of Buyer. All obligations of Buyer hereunder are subject, at its option, to the fulfillment prior to or at the Closing of each of the following further conditions:

          (a) Performance. Seller and Transtech shall have performed and complied with all agreements, obligations and covenants required by this Agreement and each other Transaction Document to be performed or complied with by them at or prior to the Closing Date.

          (b)  Representations and Warranties.  The
representations and warranties of Seller and Transtech contained in this Agreement and each other Transaction Document and in any certificate or other writing delivered by them pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time, except: (i) to the extent such representations or warranties speak as of an earlier time and (ii) for the failure to obtain any Seller Required Consents if such failure will not have a materially adverse effect on the business, assets, financial condition or the results of operations of the Company (collectively, the "Condition of the Business").

          (c) No Material Adverse Change. During the period from August 31, 1995 to the Closing Date there shall not have been any material adverse change in the Condition of the Business. During the period from June 30, 1995 to the Closing Date there shall not have been any material adverse change in the financial condition of Transtech.

          (d)  Seller Required Consents.  All material Seller
Required Consents shall have been obtained.

          (e) Legal Opinion of Seller's New York Counsel. Buyer shall have received an opinion, dated the Closing Date, from Seller's New York counsel to the effect that:
              (i) Each of Transtech and Seller is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite powers, authorizations, consents and approval required to carry on its respective businesses.

             (ii) Each of Seller and Transtech has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Contemplated Transactions or any other Transaction Document to which Seller or Transtech is a party. The execution and delivery of this Agreement, and the consummation of the Contemplated Transactions to which Seller or Transtech is a party have been duly and validly authorized by Seller and Transtech and no other proceedings on the part of Seller or Transtech (or any other person) are necessary to authorize the execution and delivery by Seller or Transtech of this Agreement or any other Transaction Document to which Seller or Transtech is a party or the consummation of the Contemplated Transactions to which Seller or Transtech is a party.

            (iii) This Agreement and the other Transaction Documents to which Seller or Transtech is a party have been duly and validly executed and delivered by Seller or Transtech, as the case may be, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding obligations of Seller and Transtech enforceable against them in accordance with their respective terms except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

             (iv) The execution, delivery and performance by Seller and Transtech of this Agreement and each other Transaction Document to which either of them is a party, the consummation of the Contemplated Transactions to which either of them is a party and the contemplated change of control of the stock ownership of the Companies, will not (A) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of Seller, Transtech or HVHC; (B) to such counsel's knowledge, require Seller or Transtech to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for the Seller Required Consents, all of which have been obtained and are in full force and effect, other than those which, if not obtained, would not be reasonably expected to have a materially adverse effect on the Condition of the Business;
(C) to such counsel's knowledge, violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Material Contract to which Seller, Transtech or HVHC is a party or by which any of them or any of their assets may be bound or subject, or result in the creation of any Lien upon the Purchased Shares or upon any of the assets of the Company pursuant to the terms of any such Contract, other than such violations, conflicts, breaches or defaults that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of the Business; (D) violate any Federal or New York Law binding upon HVHC or its assets, other than such violations that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of the Business; or (E) to Seller's knowledge, violate any Order or material Permit of any Governmental Body against, or binding upon, HVHC or upon its assets other than such violations that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of the Business.

              (v) The authorized capital stock of HVHC consists of 100,000 shares of common stock, having a par value of $1 each, of which, to such counsel's knowledge, after due inquiry, 9,000 shares are issued and outstanding. To such counsel's knowledge, all such shares are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or other rights of shareholders. To such counsel's knowledge, there are no outstanding securities of HVHC convertible into or exchangeable for or evidencing the right to purchase or subscribe for any shares of capital stock of HVHC.
To such counsel's knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of the HVHC capital stock. To such counsel's knowledge, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating HVHC to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock.

             (vi) The authorized capital stock of the Company consists of (A) 12,000 shares of common stock, without par value, of which, to such counsel's knowledge, after due inquiry, 8,000 shares are issued and outstanding and (B) 2,000 shares of Series A, 7% cumulative Preferred Stock, without par value. To such counsel's knowledge, there are no outstanding securities of the Company convertible into or exchangeable for or evidencing the right to purchase or subscribe for any shares of capital stock of the Company. To such counsel's knowledge, there are no voting trusts of other agreements or understandings with respect to the voting of the Company capital stock. To such counsel's knowledge, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock.

            (vii) Based solely upon an examination of the stock books of HVHC, Seller owns and holds record title to the Purchased Shares.

           (viii) Based solely upon an examination of the stock books of the Company, HVHC owns and holds record title to the Company Common Shares.

          In rendering its opinion, counsel for Seller may rely, as to factual matters, on the representations of Seller contained in this Agreement and on certificates of officers and directors of Seller and its subsidiaries.

          (f) Opinion of Seller's Ohio Counsel. Buyer shall have received an opinion, dated the Closing Date, of Ohio counsel to Seller to the effect that:

              (i) The Company is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite powers, authorizations, consents and approval required to carry on its respective businesses.

             (ii) The execution, delivery and performance by Seller and Transtech of this Agreement and each other Transaction Document to which either of them is a party, the consummation of the Contemplated Transactions to which either of them is a party and the contemplated change of control of the stock ownership of the Companies, will not (A) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of the Company; (B) to such counsel's knowledge, require the Company to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for the Seller Required Consents, all of which have been obtained and are in full force and effect, other than those which, if not obtained, would not be reasonably expected to have a materially adverse effect on the Condition of the Business; (C) to such counsel's knowledge, violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Material Contract to which the Company is a party or by which it or its their assets may be bound or subject, or result in the creation of any Lien upon any of the assets of the Company pursuant to the terms of any such Contract, other than such violations, conflicts, breaches or defaults that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of the Business; (D) violate any Ohio Law binding upon the Company or upon its respective businesses or assets, other than such violations that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of the Business; or (E) to such counsel's knowledge, violate any Order or material Permit of any Governmental Body against, or binding upon, HVHC or the Company or upon their respective assets or the Business, other than such violations that individually or in the aggregate would not be reasonably expected to have a materially adverse effect on the Condition of the Business.

            (iii) The authorized capital stock of the Company consists of (A) 12,000 shares of common stock, without par value, of which, to such counsel's knowledge, after due inquiry, 8,000 shares are issued and outstanding (the "Company Common Shares") and (B) 2,000 shares of Series A, 7% cumulative Preferred Stock, without par value, of which, to such counsel's knowledge, the 200 previously issued and outstanding shares have been redeemed. To such counsel's knowledge, all of the Company Common Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other rights of shareholders. To such counsel's knowledge, there are no outstanding securities of the Company convertible into or exchangeable for or evidencing the right to purchase or subscribe for any shares of capital stock of the Company. To such counsel's knowledge, there are no voting trusts of other agreements or understandings with respect to the voting of the Company capital stock. To such counsel's knowledge, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock.

          In rendering its opinion, such counsel may rely, as to factual matters, on the representations of Seller contained in this Agreement and on certificates of officers and directors of Seller and its subsidiaries.

          (g) Documentation. There shall have been delivered to Buyer the following:

              (i)   Stock certificates representing the Purchased
Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

             (ii) A certificate, dated the Closing Date, of the Chairman of the Board, the President or any Vice President of each of Seller and Transtech confirming the matters set forth in Sections 5.3(a) and (b).

            (iii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Seller certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of the Certificate of Incorporation of the Company, and all amendments, if any, thereto as of the date thereof; (B) is a true and correct copy of its By-laws as of the date thereof; (C) is a true copy of all corporate actions taken by it, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of this Agreement, and each other document to be delivered by Seller pursuant hereto; and (D) are the names of the directors and officers of the Company in office on the day before the Closing Date; and (E) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

             (iv) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Transtech certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of the Certificate of Incorporation of Transtech, and all amendments, if any, thereto as of the date thereof; (B) is a true and correct copy of its By-laws as of the date thereof; (C) is a true copy of all corporate actions taken by it or its shareholders, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of this Agreement, and each other document to be delivered by Transtech or Seller pursuant hereto; and (D) are the names and signatures of its duly elected appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

              (v)   A good standing certificate of each of
Transtech, Seller and HVHC.

             (vi) The resignations, dated on or before the Closing Date, of each director and officer of HVHC and the Company.

            (vii)   Copies of all Seller Required Consents
obtained by Seller.

           (viii) Possession and control of the Assets of HVHC and the Company (including all corporate books, bank accounts, records and documents).

                           ARTICLE VI

                         INDEMNIFICATION

     SECTION 6.1 Survival of Representations, Warranties and Covenants. (a) The representations, warranties, covenants or agreements of Transtech and Seller shall survive the Closing hereunder for a period of six months from the Closing Date except:

              (i)   for the representations and warranties
concerning the Company contained in Sections 2.4(ii), (iii) and
(iv) and 2.8(a)(ii)(B) which shall not survive the Closing hereunder;

             (ii)   for the representations and warranties
contained in Sections 2.1, 2.2 and 2.3 which shall survive for a period of six years from the Closing Date; and

            (iii) for the covenants and agreements contained in Sections 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13 and 4.14 which covenants and agreements shall survive until such covenants and agreements have been complied with in accordance with their respective terms. Notwithstanding the foregoing, the liability of Transtech and Seller shall not terminate as to any specific Claim or Claims of the type referred to in Section 6.2 hereof, whether or not fixed as to liability or liquidated as to amount, to the extent Seller shall have been given specific notice, describing any such Claim with particularity, on or prior to the date on which such liabilities would otherwise terminate pursuant to the terms of this Section 6.1(a).

          (b) All representations, warranties, covenants and agreements of Buyer shall survive for the greater of 24 months after the Closing Date or such longer period as may specifically apply to any such representation, warranty, covenant or agreement. Notwithstanding the foregoing, the liability of Buyer shall not terminate as to any specific Claim or Claims of the type referred to in Section 6.3 hereof, whether or not fixed as to liability or liquidated as to amount, to the extent that Buyer has been given specific notice, describing any such Claim with particularity, on or prior to the date on which such liabilities would otherwise terminate pursuant to the terms of this Section 6.1(b).

     SECTION 6.2 Obligation of Seller to Indemnify. (a) Seller agrees to indemnify, defend and hold harmless Buyer (and its directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties) (collectively, the "Losses") suffered or incurred by Buyer or any of the foregoing persons arising out of or in connection with:

              (i)   any breach of the representations,
warranties, covenants or agreements of Seller or Transtech contained in this Agreement, any Transaction Document or the Tax
Sharing Agreement; and

             (ii) any Claim asserted against the Company after the Closing Date in respect of an obligation or liability of Transtech other than in respect of Taxes or the Transtech Assumed
Liabilities.

          (b) In addition, except as otherwise provided in the Tax Sharing Agreement, Seller agrees to indemnify HVHC or the Company with respect to any Taxes that HVHC or the Company, after the Closing Date, pays resulting from any liability for Taxes of the Transtech consolidated group (determined as if the Transtech consolidated Federal income tax return consisted solely of Transtech and its consolidated subsidiaries other than HVHC and the Company) under Section 1.1502-6 of the Treasury Regulations.


     SECTION 6.3 Obligation of Buyer to Indemnify. Buyer agrees to indemnify, defend and hold harmless Transtech and Seller (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against any Losses suffered or incurred by Seller or any of the foregoing persons arising out of or in connection with:

          (a) Any breach of the representations, warranties, covenants or agreements of (i) Buyer contained in this Agreement or in any Transaction Document and (ii) the Company contained in the Tax Sharing Agreement.

          (b) The conduct of the Business or the operation of the Company, HVHC or Buyer after the Closing Date.

          (c) Any Liability under the Code or ERISA with respect to any Employee Benefit Plan maintained on or after the Closing Date by Buyer or an ERISA Affiliate; or any Liabilities resulting from the termination at any time on or after the Closing Date of any Employee Benefit Plan or the termination of employment of any employees which termination occurs at any time on or after the Closing Date.

     SECTION 6.4 Notice and Opportunity to Defend Third Party Claims. (a) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, Claim, circumstance or Tax audit which would or might give rise to a Claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give prompt notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Section 6.2 or 6.3 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

          (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee or
(ii) the Indemnitee shall have reasonably concluded that (x) there is a substantial conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense or (y) the Indemnitee shall have one or more significant defenses not available to the Indemnifying Party. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. If the Indemnifying Party is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 6.4(b), the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party provided, that, with respect to any litigated issue the Indemnifying Party shall not be required to pay the legal fees and costs of more than one law firm. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Claim over the reasonable written objection of the other, provided that the Indemnitee may settle or compromise any Claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election as herein provided or is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. Any expenses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.

     SECTION 6.5 Limits on Indemnification. Notwithstanding anything contained in this Article VI or elsewhere in this Agreement to the contrary:

          (a) Seller shall not have any obligation to indemnify Buyer pursuant to Section 6.2 hereof with respect to any Claim unless and until Buyer shall have incurred Losses in an aggregate amount in excess of $50,000 (the "Stipulated Amount") in which event Buyer shall be entitled to be indemnified for all of its Losses commencing at $1; provided that the foregoing limitation shall not apply to the obligations of Seller or Transtech under
Section 4.9 and the Tax Sharing Agreement; provided, further, that the liability of Seller hereunder shall in no event exceed $4 million.

          (b) Buyer shall have no obligation to indemnify Seller or Transtech pursuant to Section 6.3 hereof with respect to any Claim unless and until any such person shall have incurred Losses in an aggregate amount in excess of the Stipulated Amount in which event they shall be entitled to be indemnified for all of their Losses commencing at $1; provided that the foregoing limitation shall not apply to the obligations of: (i) Buyer under Sections 1.3 and 4.9; and (ii) the Company under the Tax Sharing Agreement.

          (c) Prior to asserting any claim against Transtech or Seller for any Loss contemplated by the provisions of Section 6.2(b), Buyer agrees first to exhaust all its remedies with respect to such Loss against the Escrowed Portion in accordance with the provisions of the Escrow Agreement.

     SECTION 6.6 Adjustment. It is the intent of the parties that any amounts paid under Sections 6.2 or 6.3 shall represent an adjustment of the Purchase Price and the parties will report such payments consistent with such intent. Nevertheless, if any payment pursuant to Section 6.2 or 6.3 hereof would be treated by any Tax Authority as other than a Purchase Price adjustment and would, on that basis, be includable in the gross income of the Indemnitee that is reported to such Tax Authority, then such payment shall be increased by the amount necessary so that the Indemnitee is fully and completely indemnified on an after-tax basis.

                           ARTICLE VII

                           TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

          (a)  By mutual written consent of Seller and Buyer;

          (b) By Seller if (i) there has been a material misrepresentation or breach of warranty on the part of Buyer in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 30 days after written notice thereof from Seller
(ii) Buyer has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 30 days after written notice thereof from Seller; or (iii) any condition to Seller's obligations hereunder becomes incapable of fulfillment through no fault of Seller and is not waived by Seller;

          (c) By Buyer, if (i) there has been a material misrepresentation or breach of warranty on the part of Seller in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 30 days after written notice thereof from Buyer;
(ii) Seller has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 30 days after written notice thereof from Buyer; or (iii) any condition to Buyer's obligations hereunder becomes incapable of fulfillment through no fault of Buyer and is not waived by Buyer;

          (d) By Seller or by Buyer, if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, or if any Order enjoining Buyer or Seller from consummating the Contemplated Transactions is entered and such Order shall have become final and nonappealable;

          (e) By Seller or Buyer, if the Closing shall not have occurred on or before February 17, 1996 or if an Acquisition
Proposal shall have been accepted with a party other than Buyer or any of its Affiliates; and

          (f) By written notice of Buyer given on or before November 22, 1995 if the engineering consultants of Buyer issue a written certificate to Buyer to the effect that the costs of investigating the environmental condition of the Company's properties coupled with the costs of any recommended remediation thereof are reasonably expected to exceed $100,000.

     SECTION 7.2 Effect of Termination; Right to Proceed. In the event that this Agreement shall be terminated pursuant to
Section 7.1, all further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder except (i) to the extent that a party has made a material misrepresentation hereunder or committed a breach of the material covenants and agreements imposed upon it hereunder; (ii) to the extent that any condition to a party's obligations hereunder became incapable of fulfillment because of the breach by the other party of its obligations hereunder and (iii) that the covenants and agreements contained in Sections 4.5, 4.7, 4.8 and 4.9 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.

                          ARTICLE VIII

                          MISCELLANEOUS

     SECTION 8.1  Notices.  (a)  Any notice or other
communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

              (i)   If to Buyer, one copy to:

ValveCo Inc.
c/o Three Cities Research, Inc.
24th Floor
135 East 57th Street
New York, New York 10022
Telecopier:  (212) 980-1142
Attention:  H. Whitney Wagner


                  with a simultaneous copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York  10019
Telecopier:  212-373-2159
Attention: Robert M. Hirsh, Esq.


             (ii)   If to Seller or Transtech, one copy to:

THV Acquisition Corp.
200 Centennial Avenue
Suite 202
Piscataway, New Jersey 08854
Telecopier:  908-981-1856
Attention:  Arthur C. Holdsworth, III


                    with a simultaneous copy to:

Baer Marks & Upham
805 Third Avenue
New York, New York  10022
Telecopier:  212-702-5941
Attention:  Joel M. Handel, Esq.

          (b) Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 8.1(a) (with confirmation of transmission) or (ii) if given by any other means, when delivered at the address specified in Section 8.1(a). Any party by notice given in accordance with this Section 8.1 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

     SECTION 8.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and any collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement between the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

     SECTION 8.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by Seller and Buyer. The provisions hereof may be waived in writing by Seller and Buyer. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     SECTION 8.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

     SECTION 8.5 Consent to Jurisdiction and Service of Process. The parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of New York or the courts of the United States located in New York County, New York, (b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waive the right to a trial by jury in any such suit, action or other legal proceeding.


     SECTION 8.6 Designated Buyer. It is understood and agreed between the parties that Buyer may cause one or more Affiliates, direct or indirect Subsidiaries or other entities designated by it (the "Designated Buyer") to carry out all or part of the Contemplated Transactions to be carried out by Buyer; provided, however, that, in addition to such Designated Buyer, Buyer nevertheless shall remain liable (as principal and not as guarantor) for all of its obligations and those of any Designated Buyer hereunder.

     SECTION 8.7 Binding Effect; No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by a party without the express written consent of (i) Buyer (in the case of assignment by Seller) or, except as otherwise provided in Section 8.6, (ii) Seller (in the case of assignment by Buyer) and any purported assignment, unless so consented to, shall be void and without effect. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement and no other party shall have any right to enforce any of the provisions of this Agreement.

     SECTION 8.8 Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement. The disclosure contained in any one Schedule to this Agreement, if by its description in such Schedule is clearly applicable to other Sections of this Agreement, will also be deemed to have been made with respect to such other Sections even if such disclosure is not repeated in any other Schedules.

     SECTION 8.9  Severability.  If any provision of this
Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

     SECTION 8.10 Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                           ARTICLE IX

                           DEFINITIONS

     SECTION 9.1 Definitions. (a) The following terms, as used herein, have the following meanings:

     "Acquisition Proposal" shall mean any proposal for the acquisition of, or merger or other business combination involving the Company or the sale of the Purchased Shares or the sale of any controlling equity interest in, or the Business or substantially all the Assets of, the Company, other than the transactions contemplated by this Agreement.

     "Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

     "Agreement" or "this Agreement" shall mean, and the words
"herein", "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended.

     "Assets" shall mean properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable in the Business.

     The term "audit" or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

     "Business" shall mean the ownership and operation of the Assets comprising the business operations of the Company.

     "Business Day" shall mean each Monday, Tuesday, Wednesday,
Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, the City of New York, are authorized or obligated by law or executive order to close.

     "Certificate of Incorporation" shall mean, in the case of any corporation, the certificate of incorporation, articles of incorporation or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.

     "Claims" shall mean any actions, suits, claims, counterclaims or legal, administrative or arbitral proceedings or investigations of any kind.

     "Contract" shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     The term "control", with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

     "Employee Benefit Plan" shall mean any qualified or nonqualified deferred compensation plan or arrangement that the Company maintains or to which the Company contributes or which the Company has ever maintained or contributed for the benefit of any director, officer or employee of the Company, including but not limited to employee benefit plans (as defined in Section 3(3) of ERISA).

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1976, as amended.

     "ERISA Affiliate" shall mean any company or entity which together with the Buyer constitutes a member of the Buyer's controlled group within the meaning of Section 414 of the Code or 4001 of ERISA.

     "Escrow Agent" shall mean Brown Brothers Harriman & Co. or such other financial institution as may be mutually acceptable to Seller and Buyer and any successor thereof.

     "GAAP" shall mean generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

     "Governmental Body" shall mean any government or political subdivision thereof whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or any court or arbitrator.

     "HSR" shall mean the Hart-Scott-Rodino Antitrust Improvement
Act of 1976, as amended, and all rules and regulations promulgated thereunder.

     "IRS" shall mean the Internal Revenue Service.

     The term "knowledge" with respect to (a) any individual shall mean actual knowledge and (b) any corporation shall mean the actual knowledge of the directors or the executive officers of such corporation; and "knows" has a correlative meaning.

     "Laws" shall mean any law, statute, code, ordinance, rule, regulation or other requirement.

     "Liability" shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

     "Lien" shall mean, with respect to any asset, any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, or encumbrance of any kind in respect of or affecting such asset.

     "Management Agreement" shall mean the Management Agreement dated as of September 27, 1991 between Transtech and the Company as amended.

     "Material Contract" shall mean any Contract that: (i) may be terminated only on more than 30 days notice and which termination is reasonably likely to expose the Company to a potential liability in excess of $50,000; and (ii) involves payments in the aggregate during any one calendar year of more than $50,000.


     "Orders" shall mean any order, judgment, injunction, award, citation, decree, consent or writ.

     "1933 Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

     "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

     "Permits" shall mean any license, permit, certificate, certificate of occupancy, order, authorization or approval.

     The term "person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

     "Subsidiary" of a person shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly through one or more intermediaries, or both, by such person.

     "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, with respect to the Company, the Business or the Assets (or the transfer thereof or of the Purchased Shares); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of an affiliated or combined group with any other corporation at any time on or prior to the Closing Date and (iii) any liability of the Company for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

     "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax
Authority.

     "Tax Sharing Agreement" shall mean the Income Tax Sharing
Agreement dated as of September 27, 1991 among Transtech, Seller,
HVHC and the Company.

     "Transaction Documents" shall mean, collectively, this Agreement, the Escrow Agreement, the Note and Warrant Purchase Agreement, the Recapitalization Agreement, the Bring Along Agreement and each of the other agreements and instruments executed and delivered by all or some of the parties hereto in connection with the consummation of the Contemplated Transactions.

     The term "voting power" when used with reference to the capital stock of, or units of equity interests in, any person shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such person (if such person is a corporation) or to participate in the management and control of such person (if such person is not a corporation).

          (b) The following terms are defined in the following sections of this Agreement:

     Term                               Section
     Actual Revolver Amount             1.2(b)
     Asserted Liability                 6.4(a)
     Brenner                            2.9
     Bring Along Agreement              4.15(c)
     Buyer                              Recital
     Buyer Required Consents            3.2
     Claims Notice                      6.4(a)
     Closing                            1.4
     Closing Date                       1.4
     Companies                          Recital
     Company                            Recital
     Company Preferred Shares           Recital
     Company Common Shares              Recital
     Company Shares                     Recital
     Condition of the Business          5.3(b)
     Consolidated Years                 4.12(f)(iii)
     Contemplated Transactions          2.3
     Designated Buyer                   8.6
     Determination Date                 1.2(a)(x)
     Escrow Agreement                   1.3
     Escrowed Portion                   1.3
     Fairness Opinion                   2.10(b)
     Final Consolidated Year            4.12(f)(i)
     Financial Statements               2.8
     Funded Debt                        1.2
     Huberfield Rights                  2.7(b)
     HVHC                               Recital
     Indemnifying Party                 6.4(a)
     Indemnitee                         6.4(a)
     Independent Transtech Director     2.10(a)
     Lender Warrants                    2.7(b)
     Losses                             6.2
     Mahan Shares                       2.10(c)
     Note and Warrant Purchase Agreement4.15(a)
     Product Category                   4.10(b)
     Proxy Statement                    4.14(b)
     Purchase Price                     1.2
     Purchased Shares                   Recital
     Recapitalization Agreement         4.15(c)
     Representatives                    4.2
     Restricted Period                  4.10(a)
     Restrictive Covenants              4.10(c)
     Revolver                           1.2(a)(x)
     Revolver Payment Amount            1.2(b)
     SEC                                3.7
     Sales Notice                       4.5(b)
     Seller                             Recital
     Seller Required Consents           2.4
     Seller Senior Subordinated Note    1.2(a)(iv)
     Senior Notes                       4.15(a)
     Silva Warrant                      2.7(a)
     Stipulated Amount                  6.5(a)
     Stockholders' Meeting              4.14(c)
     Terold                             4.15(a)
     Transtech                          Recital
     Transtech Assumed Liabilities      2.8(e)

    SECTION 9.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 9.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in
Section 9.1, and those accounting terms used in this Agreement not defined in Section 9.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".


    IN WITNESS WHEREOF, the undersigned have executed this Stock
Purchase Agreement as of the date set forth above.


BUYER:                        VALVECO INC.


                              By:
                                 Name:
                                 Title:


SELLER:                       THV ACQUISITION CORP.


                              By:
                              Name:
                              Title:


The undersigned is signing this Agreement solely to agree to the provisions of Article II and Sections 4.4, 4.5, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13 and 4.14 hereof. In addition, by such signature, the undersigned hereby unconditionally and irrevocably guarantees to Buyer the full and prompt performance of all the obligations imposed on Seller under the within Agreement and under any other Transaction Document.


                              TRANSTECH INDUSTRIES INC.


                              By:
                              Name:
                              Title:


The undersigned is signing this Agreement solely to agree to the provisions of Section 4.14.


                              TEROLD N.V.


                              By:
                              Name:

                                              EXHIBIT A


                             FORM OF
                         ESCROW AGREEMENT

       ESCROW AGREEMENT (this "Agreement"), dated December
__, 1995, by and among THV Acquisition Corp. ("Seller"), a
Delaware corporation and a wholly-owned subsidiary of Transtech Industries, Inc. ("Transtech"), ValveCo Inc., a
Delaware corporation ("Buyer"), and Brown Brothers Harriman
& Co., as Escrow Agent (the "Escrow Agent").

       Buyer and Seller have entered into a Stock Purchase Agreement (the "Purchase Agreement"), dated as of October __, 1995, pursuant to which Buyer is purchasing from Seller all of the issued and outstanding shares of capital stock of HVHC, Inc. ("HVHC"), the parent corporation of Hunt Valve Company, Inc., an Ohio corporation (the "Company").

       Pursuant to the Purchase Agreement, the Seller has agreed to indemnify the Buyer with respect to certain claims and liabilities, including, without limitation, any Taxes that HVHC or the Company may pay, after the Closing Date, resulting from any liability for Taxes of the Transtech Group under Section 1.1502-6 of the Treasury Regulations (as such terms are defined in the Purchase Agreement).

       The Purchase Agreement provides that, at the Closing, $750,000 representing a portion of the Purchase Price shall be paid to and held by the Escrow Agent subject to the terms and conditions of this Agreement.

       NOW, THEREFORE, the parties agree as follows:

       1. Definitions. Unless otherwise defined herein, all capitalized terms shall be used with the meaning or meanings ascribed to them in the Purchase Agreement.

       2. Establishment of Escrow Fund. The Buyer hereby deposits with the Escrow Agent $750,000 (the "Funds"), representing a portion of the Purchase Price; the Funds, together with any interest accrued thereon, shall be hereinafter referred to as the "Escrow Fund." The Escrow Fund shall be held as security for all of the Seller's obligations to indemnify the Buyer under Section 6.2 of the Purchase Agreement, including, without limitation, the Seller's indemnification obligations under Section 6.2(b) of the Purchase Agreement with respect to any Taxes that HVHC or the Company may pay after the Closing Date that result from any liability for Taxes of the Transtech Group under
Section 1.1502-6 of the Treasury Regulations. The Escrow Agent will hold, invest and dispose of the Escrow Fund in accordance with the terms and conditions hereof.

       3.   Procedure as to Distributions.

              (i) The Buyer may notify the Escrow Agent in writing, with a copy to the Seller, at any time and from time to time before the termination of this Escrow Agreement in accordance with Section 4, of any and all claims ("Buyer Claims") which, in the opinion of the Buyer, entitle the Buyer under the Purchase Agreement to the payment of any portion of the Escrow Fund. The Buyer shall notify the Escrow Agent of a Buyer Claim if the provisions of Section 6.5(c) of the Purchase Agreement apply. When the Escrow Agent receives notice of a Buyer Claim, it shall promptly notify the Seller.

             (ii) If the Escrow Agent is given any notice of a Buyer Claim, it shall, to the extent there are sufficient funds in the Escrow Fund, disburse the amount requested (not in the aggregate in excess of the Escrow
Fund) to the Buyer on the date which is twenty days after Seller receives notice of a Buyer Claim from the Escrow Agent, unless prior to the date for disbursement the Escrow Agent has received written notice from the Seller, with a copy to the Buyer, that the Buyer is not entitled to the disbursement and that the Escrow Agent is not to make the disbursement, in which event the Escrow Agent shall be entitled with respect to that portion of the Escrow Fund represented by the Buyer Claim to take any action authorized by Sections 6.4 and 6.6.

            (iii) The Seller may notify the Escrow Agent in writing, with a copy to the Buyer, of any offer (a "Settlement Offer") by the Internal Revenue Service for the satisfaction, by Transtech or the Seller, for all Consolidated Years (defined in Section 4) of all outstanding assessments and other claims for federal income taxes ("Claims") for which the Company would be severally liable. The Seller shall certify to the Escrow Agent and the Buyer in such notice the amount being sought by the Internal Revenue Service for the full satisfaction of all Claims for all Consolidated Years. When the Escrow Agent receives notice of a Settlement Offer, it shall promptly notify the Buyer.

            (iv) If the Escrow Agent is given any notice of a Settlement Offer, it shall, to the extent there are sufficient funds in the Escrow Fund to satisfy in full all Claims for all Consolidated Years, disburse the amount required (not in the aggregate in excess of the amount remaining in the Escrow Fund) to the Internal Revenue Service on the date which is twenty days after the Buyer receives notice of the Settlement Offer from the Escrow Agent, unless prior to the date for disbursement the Escrow Agent has received written notice from the Buyer, with a copy to the Seller, that the Seller is not entitled to have such funds disbursed and that the Escrow Agent is not to make the disbursement, in which case the Escrow Agent shall be entitled with respect to that portion of the Escrow Fund represented by the Settlement Offer to take any action authorized by Sections 6.4 and 6.6.

            (v) The Escrow Agent shall, to the extent there are sufficient funds in the Escrow Fund, disburse the amount in the Escrow Fund (or portions thereof) from time to time within ten days of receiving a joint written notice from the Seller and the Buyer requesting such disbursement.

       4. Termination of this Escrow Agreement. This Agreement shall terminate upon the earlier to occur of (i) the later to occur of (x) the expiration of the statute of limitations for the assessment of federal income taxes of the affiliated group of corporations for which Transtech filed a consolidated federal income tax return (the "Transtech Group") for all taxable years of the Transtech Group with respect to which HVHC or the Company or both of them were members of the Transtech Group (the "Consolidated Years") and (y) the satisfaction by Transtech or the Seller of all outstanding assessments or other claims for income taxes of the Transtech Group by the Internal Revenue Service for all Consolidated Years and (ii) the distribution and transfer of the Escrow Fund as provided above, unless sooner terminated by a written agreement of all the parties; provided, however, that the events set forth in clauses (i) and (ii) of this Section 4 shall not result in the termination of this Agreement with respect to any Buyer Claims that had previously been asserted by the Buyer with respect to any provision under the Purchase Agreement other than Section 6.2(b) thereof.

       5. Investment of the Escrow Fund. All cash held in the Escrow Fund shall be invested by the Escrow Agent in United States government issued securities and in such other investments as Seller may instruct the Escrow Agent in writing.

       6.   Escrow Agent.

            6.1 Duties. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and shall be limited to the performance of such duties and obligations as are specifically set forth in this Agreement.

            6.2 Reliance. In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature reasonably believed by it to be genuine and signed by Buyer or Seller, as the case may be. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

            6.3 Liability. The Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder in good faith, except in the case of its bad faith, gross negligence or willful misconduct.

            6.4 Resignation and Removal. The Escrow Agent or any successor as escrow agent hereafter appointed may at any time resign and be discharged of the duties imposed hereunder by giving notice to Buyer and Seller, such resignation to take effect upon the earlier of (i) the appointment of a successor escrow agent by Buyer and Seller or (ii) 90 days after the giving of such notice (provided that prior to the expiration of such 90 day period the Escrow Agent (or any successor) shall have deposited the Escrow Fund with a court of competent jurisdiction to determine the relative rights of Buyer and Seller to the Escrow Fund). Buyer and Seller, acting jointly, may at any time substitute a new Escrow Agent by giving ten days' notice thereof to the current Escrow Agent then acting and paying all fees and expenses of the current Escrow Agent.

            6.5 Compensation. The Escrow Agent shall be entitled to receive reasonable compensation, as agreed upon between the Escrow Agent, Buyer and Seller, for the Escrow
Agent's services hereunder, and to be reimbursed for its reasonable out-of-pocket expenses, including reasonable counsel fees, disbursements and other charges, incurred in the performance of its duties and the enforcement of its rights hereunder. Such compensation and expenses shall not be paid out of the Escrow Fund but shall be borne by the Buyer and Seller equally and shall be paid by them promptly following receipt of the Escrow Agent's invoices therefor.

            6.6 Limited Actions. The Escrow Agent shall not take any action by reason of any instructions given by the Buyer or Seller (together, the "Parties") or by any other person, firm or corporation, except only (i) such instructions as are herein specifically provided for, (ii) such instructions as are signed by both Parties, and (iii) such instructions as are pursuant to orders or process of any court entered or issued with competent jurisdiction. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, (a) it shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by the Parties or by an order of a court of competent jurisdiction, and (b) it shall have the right (but not the obligation) to file a suit in interpleader (with its expenses covered pursuant to Section 6.5) and obtain an order from a court of appropriate jurisdiction requiring all persons involved to interplead and litigate in such court their several claims and rights among themselves and upon the conclusion thereof to instruct the Escrow Agent as to how to proceed.

            6.7  Indemnification.  The Parties hereby
jointly and severally agree to hold harmless and indemnify the Escrow Agent against any loss or claim, including reasonable counsel fees, disbursements and other charges, arising out of or in connection with the performance of the Escrow Agent's obligations hereunder, including the costs and expenses incurred in connection with the collection of its fees and expenses and including the costs and expenses of defending itself against any claim or liability arising out of or in connection with the performance of its duties hereunder, except for any loss or claim resulting from its bad faith, gross negligence or willful misconduct. Any claim by the Escrow Agent for indemnification or reimbursement hereunder shall be evidenced by a notice to the Parties describing the nature of the claim sought. The foregoing indemnities in this paragraph shall survive the resignation of the Escrow Agent or the termination of this Agreement.

       7.   Miscellaneous.

            7.1  Notices.  All notices, notifications,
demands or other communications required or permitted by this Agreement shall be in writing and shall be deemed given when delivered personally, by facsimile transmission or overnight express delivery, or three business days after being sent by registered or certified mail, postage prepaid (but notice shall be given in the same manner to every party entitled to such notice hereunder):

       (a)  If to Buyer, addressed to:

            ValveCo Inc.
            c/o Three Cities Research, Inc.
            24th Floor
            135 East 57th Street
            New York, New York  10022
            Facsimile:  (212) 980-1142
            Attention:  H. Whitney Wagner

            with a copy to:

            Paul, Weiss, Rifkind, Wharton & Garrison
            1285 Avenue of the Americas
            New York, New York 10019-6064
            Facsimile:  (212) 757-3990
            Attention:  Robert M. Hirsh, Esq.


       (b)  If to Seller, addressed to:

            THV Acquisition Corp.
            200 Centennial Avenue - Suite 202
            Piscataway, New Jersey  08854
            Facsimile:  (908) 981-1856
            Attention:  Arthur C. Holdsmith, III

            with a copy to:

            Baer Marks & Upham
            805 Third Avenue
            New York, New York 10022
            Facsimile:  (212) 702-5941
            Attention:  Joel M. Handel, Esq.

       (c)  If to the Escrow Agent, addressed to:

            Brown Brothers Harriman & Co.
            [Address]


or to any other address or addresses which shall hereafter have been designated from time to time by the respective parties by notice to the others for such purpose. A copy of any notice, notification, demand or other communication given by any party to any other party hereto, with reference to this Agreement, shall be given at the same time to the other parties to this Agreement.

            7.2  Successors and Assigns.  This Agreement
shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns.

            7.3  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

            7.4  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

            7.5  Headings.  The section headings in this
Agreement are for convenience only and do not constitute part of this Agreement.

            7.6 Amendment. This Agreement can be amended only by a writing signed by Buyer, Seller, and the Escrow
Agent.

            7.7  Assignability.  This Agreement is not
assignable except by operation of law, provided, that Seller may freely assign its rights (but not its obligations) hereunder.

            7.8 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by (i) the party granting such waiver and
(ii) the Escrow Agent, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            7.9  Dispute Resolution.  Either Buyer or
Seller may elect to resolve any disputes relating to the distribution of funds held in the Escrow Fund through the appointment of KPMG Peat Marwick LLP or another so-called "Big Six" accounting firm acceptable to both Buyer and Seller (the "Independent Accountant") for such purpose.
Such election shall be binding on the other parties hereto. Upon retaining such Independent Accountant, Seller and Buyer
(i) shall each submit to the Independent Accountant in writing, no later than ten days after the Independent Accountant is retained, their respective positions with respect to the disputed matter or matters, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and (ii) shall direct the Independent Accountant to render its decision as to the dispute within 30 days after receiving the positions of both Seller and Buyer and all supplementary supporting documentation requested by the Independent Accountant. The decision of the Independent Accountant shall be final and binding on, and nonappealable by, Seller and Buyer. The fees of the Independent Accountant shall be borne equally by Buyer and Seller.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                           VALVECO INC.


                           By___________________________
                             Name:
                             Title:

                           THV ACQUISITION CORP.


                           By___________________________
                             Name:
                             Title:



BROWN BROTHERS HARRIMAN & CO.,
  As Escrow Agent


By________________________
  Name:
  Title:



                                                    Exhibit B


                          BRENNER SECURITIES
                              Corporation

                    Two World Trade Center, 38th Floor
                          New York, NY  10048
                           (212) 839-7300 Tel
                           (212) 839-7339 Fax


                                             October 24, 1995


The Independent Member of the Board of Directors
Transtech Industries, Inc.
200 Centennial Avenue, Suite 202
Piscataway, NJ  08854

Sir:

You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration (as hereafter defined) to be received by Transtech Industries, Inc., (the "Company") from the proposed sale of the stock of HVHC, Inc., the parent company of Hunt Valve Company, Inc. ("Hunt Valve") to a newly-formed corporation organized by Three Cities Research, Inc. in conjunction with certain management of the Company and Hunt Valve ("Purchaser") (the "Transaction"). Pursuant to the Stock Purchase Agreement dated October 24, 1995, Purchaser will pay the Company $18 million in cash for the stock of HVHC, Inc., less the amount of Hunt Valve's funded debt at closing (the "Consideration").

In arriving at our opinion, and as the basis therefor, we (i) reviewed the Stock Purchase Agreement dated October 24, 1995; (ii) met with or had telephonic conversations with certain senior officers, directors and other representatives and advisors of the Company and Hunt Valve to discuss the business, operations, prospects, financial condition, assets and potential contingent tax and other liabilities of Hunt Valve; (iii) examined certain business, historical and forecast financial information and other data relating to Hunt Valve reflected in the Carleton, McCreary, Holmes & Co. "Hunt Valve Financing Memorandum" dated September, 1995; (iv) reviewed the audited financial statements of Hunt Valve for the fiscal years ended December 31, 1993 and 1994; (v) reviewed unaudited interim financial statements of Hunt Valve as of, and for, the 7 months ended, July 31, 1995; (vi) to the extent publicly available, analyzed valuation multiples derived from certain acquisition data for private and public companies which we deemed reasonably similar to Hunt Valve; (vii) analyzed valuation multiples derived from historical market prices, trading activity and results of operations of certain publicly traded companies which we deemed reasonably similar to Hunt Valve; (viii) performed a discounted cash flow analysis; and (ix) conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary for purposes of the opinion expressed herein.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us by the Company or Hunt Valve or their respective agents. With respect to financial forecasts and other information provided to or otherwise discussed with us, we assumed that such forecasts and other information were reasonably prepared or provided on bases reflecting the best currently available estimates and judgments of the managements of the Company and Hunt Valve as to, among other things, the expected future financial condition and performance of Hunt Valve. We have not independently verified such information or assumptions, including financial forecasts. We have not made or been provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise), or the stock of HVHC, Inc. or Hunt Valve.

Our opinion herein is necessarily based upon financial, economic, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date of the opinion. We have not been requested to solicit or entertain any other offers for the purchase of the stock or assets of Hunt Valve or any other transaction involving Hunt Valve. We have not been asked to consider, and our opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative strategic, financial or business strategies that might exist for the Company or the decision of the Board of Directors of the Company to proceed with the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Transaction.

We have previously performed an analysis of the fair market value of Hunt Valve for the Company for which we received customary compensation. In addition, in the ordinary course of Brenner's business, we may actively trade the equity securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

The opinion expressed herein is provided solely for the use of the Company's Board of Directors in evaluating the Transaction and is not on behalf of, and is not intended to confer rights or remedies upon the Purchaser, any holder of securities or creditors of the Company, HVHC, Inc. or Hunt Valve or any other person other than the Company's Board of Directors. Our opinion may not be reproduced, summarized, described, referred to or given to any other person, nor shall any public reference to our firm or any of its affiliated entities or persons be made, without our prior written consent, except for: (i) inclusion of our opinion in full in the proxy statement to be sent to the Company's shareholders in connection with obtaining shareholder approval of the Transaction, or (ii) any references to our firm or any of its affiliated entities or persons may be made only subsequent to our review and with our prior written approval.

Based upon and subject to the foregoing, we are the opinion, as investment bankers, that, as of the date hereof, the Consideration to be paid to the Company by Purchaser in the Transaction is fair, from a financial point of view, to the Company.


Very truly yours,


BRENNER SECURITIES CORPORATION



                                         EXHIBIT C

                              Form of
                         IRREVOCABLE PROXY

     The undersigned shareholder of Transtech Industries, Inc., a Delaware corporation ("Transtech"), hereby grants to ValveCo Inc., a Delaware corporation ("ValveCo"), an irrevocable proxy to vote shares of common stock, par value $.50 per share, of Transtech held by the undersigned at a Special Meeting of Stockholders of Transtech in favor of the transaction involving the sale by THV Acquisition Corp., a wholly owned subsidiary of Transtech, of all of the issued and outstanding shares of common stock of HVHC, Inc. and Hunt Valve Company, Inc. to ValveCo,
substantially as such transaction is described in the October   ,
1995 draft of the Proxy Statement (the "Proxy Statement") relating to such transaction. This proxy is irrevocable but shall expire on March 31, 1996. The undersigned acknowledges that he has been provided with and has reviewed a copy of the Proxy Statement.



                             _______________________________
                                     (shareholder)


Dated:         , 1995




                                               EXHIBIT D




                    PURCHASE AGREEMENT



       PURCHASE AGREEMENT (this "Agreement"), dated as of
October 24, 1995, among Rhode Island Trust National Bank as
Trustee for the Textron Collective Investment Trust Fund B
("Textron"), Balboa Life Insurance Company ("BLIC") and
Balboa Insurance Company ("BIC") (each a "Holder" and collectively, the "Holders"), and Terold N.V. ("Terold").

       Textron is the holder of 13.00% Senior Secured Note (a "Note") No. R-1 of Hunt Valve Company, Inc. ("Hunt" or the "Company") in the original principal amount of $11,000,000, BLIC is the holder of Note. No. R-2 in the original principal amount of $250,000 and BIC is the holder of Note No. R-3 in the original principal amount of $250,000 (collectively, the "Notes"), and Textron, BLIC and BIC are holders of Warrant Nos. W-1, W-2 and W-3, respectively, to purchase common stock of the Company (collectively, the "Warrants"), all of which Notes and Warrants were issued by Hunt pursuant to the Note Agreement (the "Note Agreement") dated as of August 15, 1991 among Hunt and the Purchasers named in Schedule I thereto.

       Terold desires to purchase from the Holders, and the Holders desire to sell to Terold, all of the Holders' right and interest in the Notes and the Warrants upon the terms and subject to the conditions set forth in this Agreement.

       In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

       1.   Purchase and Sale of Notes and Warrants.

            Terold hereby agrees to purchase from the Holders, and each Holder hereby agrees to sell to Terold, all of such Holders' interests in the Notes and the Warrants, together with all of such Holders' other rights and interests arising under or in connection with the Note Agreement and all other documents related thereto including, without limitation, the rights of the Holders under the security documents (including all Uniform Commercial Code filings) entered into in connection with the Note Agreement (all such rights and interests, the "Textron Interests").

       2.   Payment of Purchase Price.

            The aggregate purchase price (the "Purchase
Price") for the Textron Interests shall be $11,822,480.28 in cash, consisting of (i) $10,822,480.28 representing the outstanding principal balance of the Notes on the date hereof plus accrued and unpaid interest on the Notes through such date, (ii) $500,000 in payment for the Warrants, and
(iii) a $500,000 transaction fee payable to the Holders, all of which will be paid by Terold. Schedule A sets forth the portion of the Purchase Price payable to each Holder.

       3.   Closing.

            The closing of the sale and purchase of the
Notes and the Warrants hereunder (the "Closing") shall occur on October 27, 1995 at such place and time in New York City as shall be selected by the Holders upon two days' prior written notice to Terold of the place and time of the Closing. Delivery of the Notes and the Warrants shall be against payment of the Purchase Price in Federal Funds or other immediately available funds transmitted as follows or to such other account(s) as the Holders may direct: (1) for Textron, $11,307,437.83 to Bank of Boston, ABA #011-000-390,
Institutional Trust Services, Canton Office, Mail Stop 45-01-11, for credit to the account of Textron Collective
Investment Trust Fund B,   Account No. 4-3510023; (2) for
BIC, $257,521.20 to Bank of America, Los Angeles, CA, ABA #121-000-358, Advantage/South Coast, Account # 12574-03335,
Attn: Karen Stanfield, for credit to the account of Balboa Insurance Co. - Casualty, Account No. QA-7-20045-0; and (3) for BLIC, $257,521.25 to Bank of America, Los Angeles, CA, ABA #121-000-358, Advantage/South Coast, Account #12574-03335, Attn: Karen Stanfield, for credit to the account of Balboa Life Insurance Co., Account No. QA-7-20044-0.

       4.   Representations and Warranties of the Holders.

            Each Holder hereby represents and warrants to Terold as follows: (i) such Holder is the lawful owner of the Note and the Warrant to be sold by such Holder pursuant to this Agreement and has good and valid title to such Note and Warrant, free and clear of any claim, lien, encumbrance, security interest, restriction on transfer or other defect in title; (ii) except for its interest in the Note and the Warrant to be sold by such Holder, such Holder has no other claim, interest or right in, against, or with respect to, the Company; (iii) the Holders have delivered to Terold copies of the Note Agreement, the Notes, the Warrants and the security agreements relating to the Textron Interests (including all amendments to any of such documents) (collectively, the "Documents"); and (iv) all of the Documents are listed on Schedule B hereto.

       5.   Further Assurances.

            Each of the parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

       6.   Governing Law.

            THIS AGREEMENT SHALL BE GOVERNED BY AND
INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK APPLICABLE TO AGREEMENTS TO BE MADE AND PERFORMED
ENTIRELY WITHIN SUCH STATE.

       7.   Counterparts.

            This Agreement may be executed by the parties hereto in separate counterparts, each of which when executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

       8.   Headings.

            The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

RHODE ISLAND TRUST NATIONAL BANK AS
TRUSTEE FOR THE TEXTRON COLLECTIVE
INVESTMENT TRUST FUND B



By:
   Name:
   Title:


BALBOA LIFE INSURANCE COMPANY


By:_____________________________
   Name:
   Title:


BALBOA INSURANCE COMPANY


By:_____________________
   Name:
   Title:


TEROLD N.V.


By:
   Name:
   Title:


                         Schedule A to
                      Purchase Agreement


                          Accrued     Interest
                          Interest    10/20         Warrants
                          through     through         and
Holder    Principal       10/19/95    10/23/95        Fee             Total

Textron $10,265,739.84  $70,434.38  $14,828.28  $  956,435.33  $11,307,437.83
BLIC        233,797.84    1,604.11      337.68      21,782.33      257,521.20
BIC         233,797.08    1,604.11      337.72      21,782.34      257,521.25

Total   $10,733,334.00  $73,642.60  $15,503.68  $1,000,000.00  $11,822,480.28

                         Schedule B to
                       Purchase Agreement




1. Note Agreement dated as of August 15, 1991 among Hunt Valve Company, Inc. (the
         "Company"), Rhode Island Hospital Trust
         National Bank, as Trustee for the
         Textron Collective Investment Trust Fund
         B ("Textron"), Balboa Life Insurance
         Company ("BLIC") and Balboa Insurance
         Company ("BIC") (the "Note Agreement").

2. Open-End Mortgage and Security Agreement dated as of August 15, 1991 from the Company to Textron, BLIC and BIC.

3. Pledge and Security Agreement dated as of August 15, 1991 between HVHC, Inc.
         ("HVHC") and Textron, BLIC and BIC.

4.       Intercreditor Agreement dated as of
         September 27, 1991 between StanChart
         Business Credit, Inc. and Textron, BLIC
         and BIC.

5. Management Subordination Agreement dated as of August 15, 1991 among Textron, BLIC,
         BIC, Transtech Industries, Inc. and the
         Company.

6.       Guaranty Agreements, each dated as of
         August 15, 1991, by HVHC in favor of
         each of (i) Textron; (ii) BIC; and (iii)
         BLIC.

7.       Rights Agreement dated as of September 27,
         1991 among HVHC, the Company, Textron,
         BLIC and BIC (the "Rights Agreement").

8.       First Amendment - Note Agreement dated
         March 31, 1993 among the parties to the
         Note Agreement.

9.       Amendment to Rights Agreement dated March
         31, 1993 among the parties to the Rights
         Agreement.

10. Amendment, dated March __, 1993, to Warrant to Purchase Common Shares of the Company.


11.      Warrant No. W-1 to purchase 1,834.894
         Common Shares of Hunt Valve Company,
         Inc., dated September 27, 1995, issued
         by the Company to Textron.





12.      Warrant No. W-2 to purchase 41.702 Common
         Shares of Hunt Valve Company, Inc.,
         dated September 27, 1991, issued by the
         Company to BLIC.

13.      Warrant No. W-3 to purchase 41.702 Common
         Shares of Hunt Valve Company, Inc.,
         dated September 27, 1991, issued by the
         Company to BIC.

14.      13.00% Senior Secured Note No. R-1 of the
         Company dated September 27, 1991 in
         favor of Textron in the principal amount of $11,000,000.

15.      13.00% Senior Secured Note No. R-2 of the
         Company dated September 27, 1991 in
         favor of BLIC in the principal amount of $250,000.

16.      13.00% Senior Secured Note No. R-3 of the
         Company dated September 27, 1991 in
         favor of BIC in the principal amount of
         $250,000.

17. Second Amendment - Note Agreement, dated as of July 30, 1993 (effective September
         30, 1992), among the Company, Textron,
         BLIC and BIC.

18.      Third Amendment Agreement, dated as of
         August 15, 1991, among the Company,
         Textron, BLIC and BIC amending the Note
         Agreements.

19. Stock Certificate representing 8,000 shares of common stock of the Company.




                                                EXHIBIT E

                RECAPITALIZATION AGREEMENT


       RECAPITALIZATION AGREEMENT (this "Agreement"), dated as of October 24, 1995, among Terold N.V. ("Terold"), Hunt
Valve Company, Inc. ("Hunt" or the "Company), HVHC, Inc.
("HVHC"), Transtech Industries, Inc. ("Transtech"), THV
Acquisition Corp. ("THV") and ValveCo Inc. ("ValveCo").

       ValveCo and THV have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of the date hereof, pursuant to which ValveCo has agreed to purchase from THV, and THV has agreed to sell to ValveCo, all of the issued and outstanding shares (the "Shares") of common stock of HVHC, the direct parent corporation of Hunt.

       Rhode Island Hospital Trust National Bank, as Trustee for the Textron Collective Investment Trust Fund B ("Textron"), is the holder of 13.00% Senior Secured Note (a "Note") No. R-1 of Hunt in the original principal amount of $11,000,000, Balboa Life Insurance Company ("BLIC") is the holder of Note No. R-2 in the original principal amount of $250,000 and Balboa Insurance Company ("BIC") is the holder of Note No. R-3 in the original principal amount of $250,000 (collectively, the "Notes"), and Textron, BLIC and BIC are holders of Warrant Nos. W-1, W-2 and W-3, respectively, to purchase common stock of Hunt (collectively, the "Warrants"), all of which Notes and Warrants were issued by Hunt pursuant to the Note Agreement (the "Note Agreement") dated as of August 15, 1991 among Hunt and the Purchasers named in Schedule I thereto.

       In furtherance of the transactions contemplated by the Stock Purchase Agreement, Textron, BLIC, BIC (together, the "Holders") and Terold have entered into a Purchase
Agreement (the "Textron Agreement") on the date hereof, whereby Terold will purchase from the Holders all of the Holders' interests in the Notes and the Warrants.

       The parties wish to enter into certain agreements with respect to, among other things, the exercise of the Warrants and future amendments to the Stock Purchase
Agreement.

       In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

       1.   Payment to Terold.

            In order to induce Terold to purchase the Notes and the Warrants and to enter into the Textron Agreement and this Agreement, THV hereby agrees to pay to Terold on the date of the Closing (as defined in the Textron Agreement) the sum of $250,000. In consideration of such payment, Terold hereby agrees with THV that in the event a premium is received in the future in connection with the prepayment at par of the Notes plus the payment of $500,000 for the Warrants, then THV shall be entitled to receive from Terold concurrently with Terold's receipt of such payments the portion of such premium that exceeds $250,000, but excluding amounts in excess of $500,000, for a payment to THV of a maximum amount of $250,000.


       2.   Representations and Warranties of Transtech,
               THV, HVHC and the Company.

            As a further inducement to Terold to purchase the Notes and the Warrants and to enter into the Textron
Agreement and this Agreement, each of Transtech, THV, HVHC and the Company hereby makes the following representations and warranties to Terold:

                 (i)  Except as set forth on
Schedule A hereto, the Company has not obtained any waivers relating to any period following the date of the Closing (as defined in the Textron
Agreement) with respect to any defaults under or provisions of the Note Agreement; and

                 (ii) There are no agreements or
other documents that affect or relate to the rights or obligations of the Holders or any other person with respect to the Notes or the Warrants
(and the agreements relating thereto) that are not listed on Schedule A to the Textron Agreement.

       3.   Merger; Exercise of Warrants.

       The parties agree to cause the merger (the "Merger") described below to occur and to take the following other actions (the "Warrant Exercise Transactions"):

                 (i) Each of Transtech, THV and
HVHC hereby agrees to cause the Company to merge with and into HVHC on or before the earlier of December 26, 1995 and the closing under the Stock
Purchase Agreement, with HVHC being the surviving corporation upon the consummation of the Merger.
Each of the parties agrees that the Merger is a condition precedent to the Buyer's obligations with respect to the closing of the transactions under the Stock Purchase Agreement.

       (ii) On December 27, 1995, following the
Merger, if a closing under the Stock Purchase
Agreement has not occurred by such date, Terold will exercise the Warrants to purchase such number of shares of HVHC's common stock as represents an equivalent percentage of HVHC's outstanding common stock as Terold would have acquired upon exercise of the Warrants to purchase shares of common stock of Hunt. In addition, concurrently with its exercise of the Warrants, Terold hereby agrees to purchase from THV on such date 2% of the common stock of HVHC at a price of $50,000. Terold and the other parties hereby agree that the exercise of the Warrants on such date will not trigger any of the anti-dilution provisions under the Note
Agreement or the Warrants. Transtech, THV, HVHC and Hunt hereby represent to Terold and ValveCo that immediately following Terold's purchase of common stock of HVHC and Terold's exercise of the Warrants as contemplated in this paragraph, Transtech and THV will own, directly or indirectly, less than 80% of the common stock of HVHC.

                 (iii)  The parties agree to amend
the Stock Purchase Agreement to take into account the Merger and, if applicable, the Warrant
Exercise Transactions, including the making of appropriate changes to the representations, warranties, covenants and indemnities to reflect such transactions.

       4.   Redemption of Notes and Warrants.

            Transtech, THV, HVHC and Hunt hereby agree that if ValveCo's purchase of the Shares pursuant to the Stock Purchase Agreement is consummated, then HVHC will (1) promptly redeem the Notes with no prepayment penalty and (2) promptly pay to Terold the amount of $500,000 to redeem the shares of HVHC's common stock issued upon Terold's exercise of the Warrants or to redeem the Warrants, as the case may be.

       5.   Further Assurances.

            Each of the parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.
       6.   Governing Law.

            THIS AGREEMENT SHALL BE GOVERNED BY AND
INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK APPLICABLE TO AGREEMENTS TO BE MADE AND PERFORMED
ENTIRELY WITHIN SUCH STATE.

       7.   Consent to Jurisdiction and Service of Process.

            The parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of New York or the courts of the United States located in New York County, New York, (b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waive the right to a trial by jury in any such suit, action or other legal proceeding. Terold hereby irrevocably appoints Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019, as its agent for the purpose of accepting the service of any process within the State of New York.

       8.   Counterparts.

            This Agreement may be executed by the parties hereto in separate counterparts, each of which when executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

       9.   Headings.

            The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.


       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


                               TEROLD N.V.


                               By:
                               Name:
                               Title:

                               VALVECO INC.

                               By:
                               Name:
                               Title:

                               TRANSTECH INDUSTRIES, INC.

                               By:
                               Name:
                               Title:

                               THV ACQUISITION CORP.

                               By:
                               Name:
                               Title:


                               HVHC, INC.

                               By:
                               Name:
                               Title:


                               HUNT VALVE COMPANY, INC.

                               By:
                               Name:
                               Title:

                                               EXHIBIT F



                    BRING ALONG AGREEMENT

                           among

                 TRANSTECH INDUSTRIES, INC.,

                         TEROLD N.V.

                            and

                    THV ACQUISITION CORP.


                    October 24, 1995










TABLE OF CONTENTS

                                                      Page

1.   Third Party Offer for All Outstanding Shares      2

1.1  Sale of the Company                               2
1.2  Conditions                                        2
1.3  Obligation to Sell                                3
1.4  Prepayment of Notes                               4

2.   Specific Performance                              4

3.     Definitions                                     4

4.   Miscellaneous                                     5

4.1  Notices                                           5
4.2  Severability                                      6
4.3  Entire Agreement; Amendment                       6
4.4  Waiver                                            6
4.5  Term of Agreement                                 7
4.6  Variations in Pronouns                            7
4.7  Consent to Jurisdiction and Service of Process    7
4.8  Governing Law                                     8
4.9  Further Assurances                                8
4.10  Successors and Assigns                           8
4.11  Counterparts                                     8



                 BRING ALONG AGREEMENT

       BRING ALONG AGREEMENT, dated as of October 24, 1995, among Transtech, Inc., a Delaware corporation ("Transtech"),
THV Acquisition Corp, a Delaware corporation (the "Seller"), and Terold N.V. ("Terold").

       WHEREAS, pursuant to a Stock Purchase Agreement dated as of the date hereof between ValveCo Inc. ("ValveCo") and THV Acquisition Corp. (the "Seller"), ValveCo has agreed to purchase from the Seller, and the Seller has agreed to sell to ValveCo, all of the issued and outstanding shares (the "Shares") of common stock of HVHC, Inc. ("HVHC"), the parent corporation of Hunt Valve Company, Inc. ("Hunt" or the "Company").

       WHEREAS, pursuant to an agreement dated the date hereof, Terold has agreed to purchase from certain persons the outstanding 13.00% Senior Secured Notes of the Company (the "Notes") in an aggregate original principal amount of $11,500,000 and warrants (the "Warrants") to purchase common stock of the Company, which Notes and Warrants were issued by the Company pursuant to the terms of a certain Note Agreement, dated as of August 15, 1991, among Hunt and the purchasers named therein (the "Note Agreement").

       WHEREAS, the parties hereto wish to provide for take along rights under certain circumstances.

       Certain capitalized terms used herein are defined in
Section 3 hereof.

       NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

       1.   Third Party Offer for All Outstanding Shares.

            1.1 Sale of the Company. Subject to Section 1.2, during the Effective Period, whenever the Seller has received a bona fide third party offer to buy all the outstanding Shares and the Warrants, if then outstanding (including, without limitation, pursuant to a merger)(the "Offer"), the Seller shall have the right (the "Take Along Right") to cause Terold to accept the Offer and shall give notice (the "Take Along Notice") to Terold stating that it proposes to effect such transaction and containing the name and address of the offeror and the purchase price under the Offer (the "Third Party Price"), and attaching a copy of all writings between the Seller and the other parties to such transaction necessary to establish the terms of such transaction.
            1.2 Conditions. Subject to Section 1.4, the Seller shall have the right to exercise the Take Along Right pursuant to this Section 1 (i) if the Offer shall propose a Third Party Price in which the consideration to be received by Terold would be paid wholly in cash and (ii) provided that all payments, whether designated for stock, covenants not to compete or otherwise, shall be made on a pro rata basis according to the number of Shares owned by each stockholder of HVHC, and provided further that if any of the Warrants are outstanding at such time, then for this purpose Terold shall be deemed to own the number of Shares (in addition to all outstanding Shares it owns) issuable upon exercise of the Warrants pursuant to Section 3 of the Recapitalization Agreement, dated as of the date hereof, among Terold, Hunt, HVHC, the Seller, Transtech and ValveCo.

            1.3 Obligation to Sell. Upon receipt of the Take Along Notice, Terold agrees that it shall be obligated to sell all Shares held by it (including the Warrants, if applicable) upon the terms and conditions of such transaction and in accordance with Section 1.3.1 (and otherwise take all necessary action to cause the Seller or Transtech to consummate the proposed transaction, including voting such Shares in favor of such transaction), provided that Terold shall only be obligated as provided above in this Section 1.3 if (a) it receives per share consideration of equivalent value as the per share consideration received by the Seller or Transtech, as the case may be, and (b) all of the consideration to be received by Terold is in the form of cash.

                1.3.1  Sale to Offeror.  Terold shall sell
all of its Shares (including the Warrants) to the Offeror upon the terms and conditions of the Offer (or otherwise take all necessary action to cause the Seller or Transtech to consummate the proposed transaction) at a closing to be held at the principal office of the Seller on such date and at such time and place as the parties to the transaction shall agree.

            1.4  Prepayment of Notes.  Notwithstanding
anything to the contrary in this Section 1, the Seller shall not have the right to exercise its Take Along Right unless any principal of, accrued interest on and any fees payable under or in connection with the Notes are paid no later than concurrently with the closing of any sale pursuant to the exercise of such right by the Seller.

       2. Specific Performance. The parties hereto intend that each of the parties have the right to seek damages and/or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

       3. Definitions. The following terms shall have the meanings set forth below:

            "Effective Period" means the period beginning on the date hereof and ending on the earlier of (i) the termination of the Purchase Agreement and (ii) February 17,
1996.

            "Person" means any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental body or other entity.

       4.   Miscellaneous.

            4.1  Notices.  All notices or other communi
cation required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telecopied or sent by certified, registered or express mail or, if mailed, five days after the date of deposit in the United States mail, as follows:

  (i)  If to the Seller or Transtech, to it at:

       THV Acquisition Corp. or Transtech Industries, Inc.
       200 Centennial Avenue
       Suite 202
       Piscataway, New Jersey 08854

       Facsimile: 908-981-1856
       Attention: Arthur C. Holdsworth, III

       with a copy to:

       Baer Marks & Upham
       805 Third Avenue
       New York, New York 10022

       Facsimile: 212-702-5941
       Attention: Joel M. Handel, Esq.

   (ii)     If to Terold, in care of:

       Three Cities Research, Inc.
       135 East 57th Street
       New York, New York 10022

       Facsimile:  (212) 980-1142
       Attention:   H. Whitney Wagner

       with a copy to:

       Paul, Weiss, Rifkind, Wharton & Garrison
       1285 Avenue of the Americas
       New York, New York  10019-6064

       Facsimile:  (212) 757-3990
       Attention:  Robert M. Hirsh, Esq.


Any party may by notice given in accordance with this
Section 4.1 designate another address or person for receipt of notices hereunder.

            4.2 Severability. In the event any provision hereof is held void or unenforceable by any court, then such provisions shall be severable and shall not effect the remaining provisions hereof.

            4.3  Entire Agreement; Amendment.  This
Agreement is the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and communications, whether oral or written, among the parties hereto with respect to such subject matter. Any amendment or modification of this Agreement must be in writing and duly signed by Transtech, the Seller and Terold.

            4.4 Waiver. Any failure by a party hereto to comply with any obligation, agreement or condition herein may be expressly waived in writing by each of the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any such subsequent or other failure.

            4.5 Term of Agreement. This Agreement shall become effective upon the execution hereof and shall continue in effect until the earlier to occur of (i) February 17, 1996, unless prior to such date the Seller has given to the Buyer a Take Along Notice in connection with an Offer received before such date, in which case this date shall be extended through the earlier of the termination or the closing of such transaction, but in no event later than June 30, 1996, and (ii) the execution of a written agreement by the parties hereto to terminate this Agreement.

            4.6 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

            4.7  Consent to Jurisdiction and Service of
Process. The parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of New York or the courts of the United States located in New York County, New York, (b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waive the right to a trial by jury in any such suit, action or other legal proceeding. Terold hereby irrevocably appoints Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019, as its agent for the purpose of accepting the service of any process within the State of New York.

            4.8  Governing Law.  This Agreement shall be
governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

            4.9 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

            4.10  Successors and Assigns.  This Agreement
shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

            4.11  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the undersigned have executed, or have cause to be executed, this Agreement as of the date first written above.

                 TRANSTECH INDUSTRIES, INC.


                 By:________________________________
                    Name:
                    Title:



                 THV ACQUISITION CORP.


                 By:______________________________
                    Name:
                    Title:



                 TEROLD N.V.


                 By:______________________________
                    Name:
                    Title: